Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 18, 2017

among

LUMOS NETWORKS CORP.,

MTN INFRASTRUCTURE TOPCO, INC.

and

MTN INFRASTRUCTURE BIDCO, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 18, 2017, is entered into among Lumos Networks Corp., a Delaware corporation (the “Company”), MTN Infrastructure TopCo, Inc., a Delaware corporation (“Parent”), and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Subsidiary with and into the Company, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement, (iii) declared this Agreement and the transactions contemplated by this Agreement, advisable and (iv) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

WHEREAS, each of the Board of Directors of Parent and the Board of Directors of Merger Subsidiary have declared it advisable to enter into this Agreement and approved entry into this Agreement, and the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Lumos Investment Holdings, Ltd., an Affiliate of Pamplona Capital Management (collectively, “Pamplona”) is entering into a letter agreement with the Company pursuant to which Pamplona has agreed to exercise the Pamplona Warrant (as defined below) effective immediately prior to, and conditioned upon, the Effective Time, and otherwise in accordance with the terms and conditions of the letter agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, EQT Infrastructure III SCSp, a Luxembourg société en commandite spéciale with its registered office at 23, rue Aldringen, L-1118 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 210.214 (“Sponsor”), is entering into a termination equity commitment letter with the Company (the “Termination Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions set forth therein, Sponsor is committing to provide funds for the payment obligations of Parent and Merger Subsidiary pursuant to Section 11.04(b) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2017 Budget” shall have the meaning set forth in Section 6.01.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to (i) any acquisition or purchase, direct or indirect, of more than 20% of the consolidated assets, revenues or income of the Company and its Subsidiaries, taken as a whole, or more than 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning more than 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenue or income of the Company.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.03(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” shall have a correlative meaning.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, rights or other assets, as amended unless expressly specified otherwise.

“Board” means the Board of Directors of the Company.

“Burdensome Condition” shall have the meaning set forth in Section 8.01(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Certificates” shall have the meaning set forth in Section 2.03(a).

“CFIUS” means the interagency Committee on Foreign Investment in the United States.

“CFIUS Approval” means that any review or investigation by CFIUS of the Merger shall have been concluded, and either (a) Parent and the Company shall have received written notice from CFIUS that all action under the Exon-Florio Amendment is concluded with respect to the Merger, and there are no unresolved issues of national security, or (b) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016.

“Company Board Recommendation” shall have the meaning set forth in Section 4.03.

“Company Contract” means any agreement, contract, lease, instrument, indenture, purchase order, license, sublicense, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any of the Subsidiaries of the Company.

“Company Credit Agreement” means the Credit Agreement, dated as of April 30, 2013, as amended, by and among Lumos Networks Operating Company, as Borrower, the subsidiary guarantors named therein, the lenders party thereto and CoBank, ACB, as administrative agent.

“Company Cure Period” shall have the meaning set forth in Section 10.01(c)(ii).

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case that is currently sponsored, maintained, administered, or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Employee, director or independent contractor, or currently outstanding between the Company or any of its Subsidiaries and any current or former Company Employee, director or independent contractor, or otherwise under which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

“Company Governing Documents” shall have the meaning set forth in Section 4.01(b).

“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the Company or any of its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company International Plan” means any Company Employee Plan that is not a Company U.S. Plan.

“Company Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, in each case with respect to clause (b) only, excluding any change, effect, event, development, fact, condition, circumstance or occurrence resulting from: (i) changes after the date of this Agreement in GAAP or changes after the date of this Agreement in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (ii) changes in financial, capital, credit or securities markets or general economic or political conditions in the United States or any other country or region, (iii) changes after the date of this Agreement in Applicable Law or interpretations thereof or in conditions generally affecting the industry in which the Company and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism or natural disasters, (v) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other Third Parties, (vi) any failure in and of itself by the

Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vii) any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary, (viii) a change in the price and/or trading volume of the Company’s securities on the NASDAQ or any other market in which such securities are quoted for purchase and sale, (ix) any change in the Company’s credit rating, (x) any Legal Proceeding commenced or threatened against the Company, its directors or officers or any of its Affiliates in connection with, arising from or relating to any Transaction Litigation commenced on or after the date of this Agreement, including with respect to the Company’s sale process, including consideration of the transactions contemplated by this Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions or any disclosures in connection with any of the foregoing, or (xi) any action taken by the Company or any of its Subsidiaries that is required under this Agreement (other than pursuant to Section 6.01), including any actions the Company is required to take under this Agreement to obtain any approval or authorization under applicable antitrust, competition, telecommunication or public utility laws for the consummation of the Merger; provided, that (A) the exceptions in clauses (i), (ii), (iii) or (iv) shall not apply to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate or, in the case of clause (iv), in the geographic area impacted, (B) the exceptions in clauses (vi), (viii) or (ix) shall not prevent or otherwise affect a determination that any change, effects, events, developments, facts, conditions, circumstances or occurrences underlying such changes or failures constitute or contribute to a Company Material Adverse Effect and (C) the exceptions in clauses (v) and (x) shall not apply to any portion of the representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement.

“Company Material Agreement” shall have the meaning set forth in Section 4.13(b).

“Company Permits” shall have the meaning set forth in Section 4.17(b).

“Company Property” means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Subsidiaries of the Company.

“Company Purchase Right” shall have the meaning set forth in Section 2.05(c).

“Company Restricted Stock” shall have the meaning set forth in Section 2.05(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.06(a).

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.02.

“Company Stockholder Meeting” shall have the meaning set forth in Section 8.02(a).

“Company Stock Option” shall have the meaning set forth in Section 2.05(a).

“Company Stock Plan” means the 2011 Company Equity and Cash Incentive Plan, amended as of February 27, 2013.

“Company Stock Purchase Plan” means the Company Employee Stock Purchase Plan, as such plan may have been amended from time to time.

“Company Termination Fee” means $16,069,000.

“Company U.S. Plan” means any Company Employee Plan that covers Company Employees located primarily within the United States.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.02.

“Continuing Employees” shall have the meaning set forth in Section 7.05(a).

“D&O Insurance” shall have the meaning set forth in Section 7.04(d).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.08(a).

“Debt Financing” shall have the meaning set forth in Section 5.08(a).

“Debt Financing Sources” shall have the meaning set forth in Section 5.08(a).

“Debt Financing Sources Related Parties” means the Debt Financing Sources (in their respective capacities as lenders, arrangers, bookrunners, managers and/or agents under the Debt Financing), their respective Affiliates and controlling persons and each of the Debt Financing Sources’ and their respective Affiliates’ and their respective controlling persons’ respective officers, directors, employees, agents, advisors and Representatives.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 2.04.

“Effective Time” shall have the meaning set forth in Section 2.01(c).

“End Date” shall have the meaning set forth in Section 10.01(b)(i).

“Environmental Laws” means any and all statutes, laws (including common law), regulations, rules, ordinances, judgments, orders or decrees that relate to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.08(a).

“Equity Financing” shall have the meaning set forth in Section 5.08(a).

“Equity Financing Sources” shall have the meaning set forth in Section 5.08(a).

“Equity Interests” in any Person means any direct or indirect ownership interest in such Person, including any ownership interests evidenced by shares of capital stock, membership interests or partnership interests and any options, warrants, convertible securities, calls, pre-emptive rights, subscription rights or other rights, agreements, arrangements or commitments of any kind obligating such Person to issue or sell any ownership interests in such Person and any security convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Agent” shall have the meaning set forth in Section 2.03(a).

“Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (as codified at 50 U.S.C. § 4565) and the regulations promulgated thereunder..

“FCC” means the Federal Communications Commission.

“Fiber Contract” means any Company Contract relating to the use of fiber optic facilities, including, without limitation, indefeasible rights of use, dark fiber leases, fiber optic agreements and fiber exchange agreements.

“Financial Statements” shall have the meaning set forth in Section 4.06(b).

“Financing” shall have the meaning set forth in Section 5.08(a).

“Financing Commitments” shall have the meaning set forth in Section 5.08(a).

“Financing Sources” shall have the meaning set forth in Section 5.08(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Authority or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of “pollutant”, “contaminant”, “hazardous substances”, “solid waste”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “extremely hazardous substances”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments, the payment of which such Person is responsible or liable; (iii) all reimbursements, payments or similar obligations in respect of banker’s acceptances, surety bonds, interest rate protection agreements, swap agreements, hedge agreements, foreign exchange contracts or similar agreements; (iv) all obligations of such Person as lessee that have been recorded as capital leases under GAAP; (v) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable or accrued expenses in the ordinary course of business); (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) all reimbursements, payments or similar obligations, contingent or otherwise, letter of credit or similar facilities; (viii) any quasi debt items such as off balance sheet financing arrangements, syndicated leases or other off balance sheet liabilities owed to Third Parties, the purpose or effect of which is to defer, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Person, (ix) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which such Person’s property is subject to any Lien (even though the Person may not have assumed or become liable for the payment of such indebtedness); and (x) any unpaid interest, premiums, penalties, other fees and expenses, and any other amounts owing that are required to be paid by such Person in respect of indebtedness described in clauses (i) through (ix) above. For purposes of this Agreement, Indebtedness of the Company shall include the Company Credit Agreement and the Pamplona Notes.

“Indemnified Person” shall have the meaning set forth in Section 7.04(a).

“Intellectual Property” means any (i) inventions (whether patentable or not), conceptions, invention disclosures, industrial designs, industrial models, improvements, proprietary information, know how, technology, methods, processes, technical data and customer lists, and all documentation relating to any of the foregoing, (ii) non-public business, technical, and customer information, trade secrets, confidential information, and other non-public information, (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media, (iv) marketing materials or other materials containing representations of trademarks, logos, service marks, service names, trade names, and trade dress, domain names and URLs, (v) databases and data collections and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof; (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) industrial design registrations and industrial model registrations and any applications therefor; (iv) rights in trade names, service names, logos, common law trademarks, service marks, trade dresses, social and mobile media identifiers and domain names, and trademark and service mark registrations and applications therefore, and all goodwill associated therewith; (v) trade secret rights (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person; and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

“IT Assets” means computer systems, software, firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(b) of the Parent Disclosure Letter.

“Leased Real Property” means all real and personal property leased pursuant to any leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect.

“Legal Proceeding” means any claim, action, suit, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial or administrative proceeding, including condemnation or eminent domain, in law or equity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, adverse ownership interest or other similar adverse claim of any kind in respect of such property or asset.

“Management Employees” shall have the meaning set forth in Section 6.01(j).

“Marketing Period” means the first period of seventeen (17)consecutive Business Days commencing after the date of this Agreement and throughout which (i) Parent and the Debt Financing Sources shall have all of the Required Financial Information (for the avoidance of doubt, if at any time during such seventeen (17)consecutive Business Day period, the information provided at the commencement of such period pursuant to this clause (i) ceases to be Required Financial Information, then such seventeen (17)consecutive Business Day period shall be deemed not to have commenced until information is delivered to Parent and the Debt Financing Sources that constitutes Required Financial Information) and (ii) the conditions set forth in Section 9.01 and Section 9.02 shall be satisfied (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur) and nothing has occurred and no condition shall exist that would cause any of the conditions set forth in Section 9.01 and Section 9.02 to fail to be satisfied assuming Closing were to be scheduled for any time during such seventeen (17)consecutive Business Day period; provided, that that notwithstanding the foregoing (w) July 3,

2017 shall not be included the calculation of such seventeen (17)consecutive Business Day period, (x) if such seventeen (17)consecutive Business Day period has not ended on or prior to August 18, 2017, then such period shall not start until September 5, 2017, (y) if, after the date of this Agreement and prior to the completion of such seventeen (17)consecutive Business Day period, KPMG LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or the Required Financial Information, including Company SEC Documents filed after the date hereof, then such seventeen (17)consecutive Business Day period shall not be deemed to have commenced unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent and (z) if the Company or any of its Subsidiaries shall have publicly announced any intention to restate any historical financial statements included in the Required Financial Information or that any such restatement is under consideration, in which case such seventeen (17) consecutive Business Day period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended and delivered to Parent and the Debt Financing Sources or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Financial Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes that either the Marketing Period has not commenced or that the Company has not completed the delivery of the Required Financial Information, and, by 5:00 P.M. New York Time on the date that is three (3) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity why the Marketing Period has not commenced or which Required Financial Information the Company has not been delivered).

“Merger” shall have the meaning set forth in Section 2.01(a).

“Merger Consideration” shall have the meaning set forth in Section 2.02(a).

“Merger Subsidiary” shall have the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Market.

“Ordinary Course Inbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a non-exclusive license granted to the Company or any of the Subsidiaries of the Company for generally commercially available off-the-shelf software involving payment by the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.

“Ordinary Course Outbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a (i) non-exclusive object code license to Owned Company IP granted to customers, resellers and distributors under a Company Contract or (ii) non-exclusive license granted to contractors or vendors to use Owned Company IP for the benefit of the Company or any of the Subsidiaries of the Company, in each case involving revenue to the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries and are material to the conduct of the businesses of the Company or any of its Subsidiaries as currently conducted.

“Owned Real Property” means the real property set forth on Section 10.01(c) of the Company Disclosure Letter.

“Pamplona” shall have the meaning set forth in the Recitals.

“Pamplona Notes” shall mean the $150 million in aggregate principal amount of the Company’s 8.0% Notes due 2022.

“Pamplona Warrant” means the Warrant to purchase shares of the Company’s Company Stock held by Pamplona and issued by the Company as of August 5, 2015.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Cure Period” shall have the meaning set forth in Section 10.01(d)(ii).

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Group” means (i) Parent, Merger Subsidiary and Sponsor, (ii) the Equity Financing Sources, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of Parent, Merger Subsidiary or Sponsor and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing.

“Parent Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent or materially impair or materially delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

“Parent Termination Fee” shall have the meaning set forth in Section 11.04(b)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens arising under or related to the Company Credit Agreement and “Permitted Liens” as such term is defined therein, (ii) Liens consisting of zoning or planning restrictions, or limitations on the use of real property, none of which are violated in any material respect by the current use or occupancy of the real property subject thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business, (iii) easements, irregularities in title or restrictions of record which do not materially impair the value, use, operation or occupancy of such property by the Company of any of the Subsidiaries of the Company in the operation of its respective business, (iv) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided in accordance with GAAP on the Financial Statements, (v) Liens arising in the ordinary course of business, which do not secure Indebtedness and which do not, individually or in the aggregate, materially impair the value of such properties or the use of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business, (vi) statutory Liens claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent, for which adequate reserve has been provided for on the Financial Statements to the extent required by GAAP, and (vii) other Liens that are not material to the Company or any Subsidiary thereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

“Proceeding” shall have the meaning set forth in Section 7.04(a).

“Process Agent” shall have the meaning set forth in Section 11.08(c).

“Proprietary Software” shall have the meaning set forth in Section 4.15(g).

“Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with the Merger, as amended or supplemented from time to time, and together with the letter to stockholders, notice of meeting and form of proxy and any other document incorporated by reference therein or related thereto.

“Registered IP” means all Intellectual Property and Intellectual Property Rights that are patented, registered, filed, or issued under the authority of any Governmental Authority and all patent applications and applications for any such registration.

“Representatives” means, as to any Person, its directors, managers, officers, employees, agents and representatives acting on such Person’s behalf, including any such investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate.

“Required Financial Information” means the historical and pro forma financial information required to be furnished to the Debt Financing Sources pursuant to paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter or any substantially similar provisions of any Substitute Financing.

“Required Financing Amount” shall have the meaning set forth in Section 5.08(f).

“Required Governmental Approvals” means (i) the expiration or other termination of any statutory waiting period (or any extension thereof) under the HSR Act (and any analogous foreign or state merger control or competition laws) applicable to the Merger, (ii) the approval of the Merger by the FCC (including any review by the Team Telecom Agencies in connection with the FCC approval), (iii) the approval of the Merger by those state public utility commissions set forth in Section 1.01(c) of the Company Disclosure Letter, and (iv) the CFIUS Approval.

“Restricted Financing Commitment Amendment” shall have the meaning set forth in Section 8.03(a).

“Satisfaction Notice” shall have the meaning set forth in Section 10.01(d)(iii).

“SEC” means the Securities and Exchange Commission.

“Section 262” shall have the meaning set forth in Section 2.04.

“Section 6.03 Notice” shall have the meaning set forth in Section 6.03(f).

“Solvent” shall have the meaning set forth in Section 5.09.

“Sponsor” shall have the meaning set forth in the Recitals.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing, directly or indirectly, 50% or more of the equity or 50% or more of the voting power (or, in the case of a partnership, 50% or more of the general partnership interests or limited partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Governing Documents” shall have the meaning set forth in Section 4.01(c).

“Substitute Financing” shall have the meaning set forth in Section 8.03(b). “Surviving Corporation” shall have the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Authority with respect to Taxes.

“Tax Return” means any return, report, estimate, certificate, form, claim for refund or any similar statement or document filed with a Governmental Authority in connection with Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Team Telecom Agencies” means the member agencies of the interagency group of the government of the United States that, among other things, reviews FCC applications for potential national security, law enforcement, and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the FBI, and Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review.

“Termination Equity Commitment Letter” shall have the meaning set forth in the Recitals.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the 1934 Act) of Persons, other than the Company, Parent, any of their Affiliates or Representatives or any Governmental Authority.

“Transaction Litigation” shall have the meaning set forth in Section 6.05.

“Uncertificated Shares” shall have the meaning set forth in Section 2.03(a).

“Willful Breach” shall mean (i) a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement or (ii) fraud.

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereby”, “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01.    The Merger.

(a)    At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and continue its corporate existence under Delaware Law.

(b)    Subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, VA 23219 on the second (2nd) Business Day immediately following the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing actually occurs, the “Closing Date”); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then the Closing shall occur instead on the Business Day following the satisfaction or waiver of such conditions that is the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than two (2) Business Days’ notice to the Company and (b) the second Business Day following the end of the Marketing Period.

(c)    Subject to the provisions of this Agreement, on or prior to the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)    Except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $18.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)    Each share of Company Stock held by the Company or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. Each share of Company Stock held by any Subsidiary of the Company shall remain outstanding, and no payment shall be made with respect thereto.

(c)    Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

Section 2.03.    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or immediately following the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares; provided, that Parent shall not be required to make available to the Exchange Agent any Merger Consideration for Dissenting Shares or to the extent that the Company has made available any amounts in accordance with Section 8.03(i). Such funds may be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any such losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)     Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the closing of business on the day on which the Effective Time occurs, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon.

(f)    Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any shares of Company Stock represented by such Certificates shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04.    Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing who is entitled to, and who has demanded, appraisal for such shares (“Dissenting Shares”) in accordance with Section 262 of Delaware Law (“Section 262”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal. Any such holder shall instead be entitled to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Uncertificated Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal (or had not properly demanded appraisal under Section 262), such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, withdrawals of such demands and other instruments served pursuant to Section 262, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not (a) make any payment or commitment with respect to, or offer to settle or settle, any such demands or (b) waive any failure to perfect any right to appraisal or timely take any other action to perfect appraisal rights in accordance with Section 262.

Section 2.05.    Company Stock Awards.

(a)    Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Company Stock granted pursuant to a Company Stock Plan (each, a “Company Stock Option”) (whether or not vested and exercisable at or immediately prior to the Effective Time) that is then outstanding under the Company Stock Plan shall be treated as follows: (i) where the exercise price per share under a Company Stock Option is less than the Merger Consideration, such Company Stock Option shall, automatically and without any action on behalf of the holder thereof, be canceled, and the Company shall pay each holder of such Company Stock Option an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.07), determined by multiplying (A) the excess of the Merger Consideration over the applicable exercise price of such Company Stock Option by (B) the number of shares of Company Stock underlying the outstanding portion of such Company Stock Option had such holder exercised the outstanding Company Stock Option in full immediately prior to the Effective Time; and (ii) where the exercise price per share under such Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option shall be cancelled without any payment therefore. Notwithstanding the foregoing, effective as of seven (7) Business Days prior to, and conditional upon the occurrence of, the Closing, each holder of an outstanding and unexercised Company Stock Option, whether or not such Company Stock Option is then vested and exercisable, shall be entitled to exercise such Company Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Stock Plan and related award agreement. Each such Company Stock Option that is exercised in accordance with the prior sentence, shall not be entitled to any payments under this Section 2.05(a), and any shares of Company Stock received upon exercise shall instead be subject to Section 2.02 hereof.

(b)    Restricted Stock. Immediately prior to the Effective Time, each share of Company Stock granted pursuant to a Company Stock Plan which is subject to vesting or other lapse restrictions (“Company Restricted Stock”) that is then-outstanding shall be treated as follows: (i) each share of Company Restricted Stock that is time-based shall automatically and without any action on behalf of the holder thereof become fully vested and the restrictions thereon shall lapse; and (ii) each share of Company Restricted Stock the vesting of which is performance-based shall automatically and without any action on behalf of the holder thereof become fully vested and the restrictions thereon shall lapse.

(c)    Employee Stock Purchase Plan. Effective as of the date of this Agreement, the Board or the compensation committee of the Board will adopt such resolutions and take such other reasonable actions as may be reasonably necessary to provide that with respect to the Company Stock Purchase Plan: (i) participants in the Company Stock Purchase Plan may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company Stock Purchase Plan), (ii) no participation period will be commenced after the date of this Agreement, and (iii) each right to purchase shares of Company Stock (each, a “Company Purchase Right”) under the Company Stock Purchase Plan that is outstanding on the date of this Agreement and remains outstanding after such time shall be treated as follows: such Company Purchase Right shall automatically and without any action on behalf of the holder thereof, be exercised on the Purchase Date (as defined in the Company Stock Purchase Plan), and (A) if the Purchase Date is on or before the Effective Time, the Company shall deliver shares of Company Stock in accordance with the terms of the Company Stock Purchase Plan (and such shares shall be treated as other outstanding shares in accordance with this Agreement) and (B) if the Purchase Date is after the Effective Time, the Company shall pay each holder of such Company Purchase Right an amount in cash (in lieu of Company Stock) determined by multiplying (x) the Merger Consideration by (y) the number of shares of Company Stock that would otherwise have been delivered under such Company Purchase Right. Any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as soon as administratively practicable following the Purchase Date and the Company Stock Purchase Plan will terminate at such time.

(d)    Prior to the Effective Time, the Company shall adopt any resolutions which are reasonably necessary to effectuate the provisions of this Section 2.05 and (i) use commercially reasonable efforts to obtain any necessary consents or make any amendments to the terms of any outstanding Company Stock Option, Company Restricted Stock, Company Purchase Right and/or Company Stock Plan or Company Stock Purchase Plan to give effect to the transactions contemplated by this Section 2.05 and (ii) take all actions as may be reasonably necessary to terminate all Company Stock Plans and the Company Stock Purchase Plan as of the Effective Time. All payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding as set forth below in accordance with Section 2.07.

Section 2.06.    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock (or securities convertible or exchangeable into or exercisable for shares of Company Stock) shall occur by reason of any reclassification, recapitalization, merger, subdivision, stock split or combination, any stock dividend or distribution thereon with a record date during such period, or any other similar transaction, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company Stock Plans, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement, including Section 6.01.

Section 2.07.    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to (i) the making of such payment under any provision of Tax law and (ii) the disposition of any Company Stock Option, Company Restricted Stock or Company Purchase Right under this Agreement. If the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, so withholds and timely remits such amounts to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, Company Stock Options, Company Restricted Stock or Company Purchase Right, as the case may be, in respect of which the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.    Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) the name of the Company shall be the name of the Surviving Corporation, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04.

Section 3.02.    Bylaws. The bylaws of the Company shall be amended to be identical to the bylaws of the Merger Subsidiary in effect at the Effective Time (except that the name of the Company shall be the name of the Surviving Corporation) and shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04.

Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any Company SEC Document filed with, or furnished to, the SEC by the Company since January 1, 2016 and publicly available prior to the date of this Agreement (provided, that, nothing disclosed in any such Company SEC Document shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 4.05), but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent any such disclosures are non-specific, predictive, cautionary or forward-looking in nature, or (b) subject to Section 11.05, as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.    Organization.

(a)    The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties, rights and other assets and to conduct its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has made available to Parent true and complete copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended through the date hereof. (The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended through the date hereof are referred to herein as the “Company Governing Documents”). The Company Governing Documents are in full force and effect, and the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of the Company Governing Documents.

(c)    Section 4.01(c) of the Company Disclosure Letter contains a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. All outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued and, in the case of shares of capital stock, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens. None of the Company or its

Subsidiaries directly or indirectly beneficially owns any Equity Interests in any other Person. The Company has made available to Parent true and complete copies of the charter and bylaws or similar organizational or governing documents of each Subsidiary of the Company, and all amendments thereto, each as amended through the date hereof (collectively, the “Subsidiary Governing Documents”). The Subsidiary Governing Documents are in full force and effect, and each Subsidiary of the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of its Subsidiary Governing Documents.

Section 4.02.    Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger by the Company, have been duly and validly authorized by the Board and no other corporate action on the part of the Company, pursuant to Delaware Law or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation of the Merger by the Company subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law. The affirmative vote to adopt this Agreement of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03.    Board Approval. The Board has (a) determined that this Agreement and the terms and conditions of the Merger are, on the terms and subject to the conditions contained herein, fair to, and in the best interests of, the Company and the stockholders of the Company, (b) approved, authorized and declared advisable this Agreement and approved and authorized the Merger, and (c) resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.04.    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger will (a) subject to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, conflict with or result in any breach of any provision of the Company Governing Documents or any Subsidiary Governing Documents, (b) require any filing by the Company or any of its Subsidiaries with, or the permission, authorization, consent or approval of, any Governmental Authority (except for (i) the filing of the certificate of merger with the

Delaware Secretary of State in accordance with Delaware Law, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) filings as may be required with, submissions as may be necessary or advisable to, and/or permissions, authorizations, consents and approvals as may be required from, the FCC (including any review by Team Telecom Agencies in connection with the FCC approval), and any state utility commission or similar state Governmental Authority, (iv) filings and submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS or the CFIUS member agencies, (v) the filing with the SEC of (1) a Proxy Statement, and (2) such reports under Section 13(a) of the 1934 Act as may be required in connection with this Agreement and the Merger or (vi) any filings required by, and approvals required under, the rules and regulations of NASDAQ), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any material property, right or other asset of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any Company Contract, or (d) violate any Applicable Law applicable to the Company, any Subsidiary of the Company or any of their respective material properties, rights or other assets; except in the case of clauses (b), (c) or (d) where (x) any failure to obtain such permissions, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.    Capitalization.

(a)    Section 4.05(a) of the Company Disclosure Letter sets forth as of the date hereof, (i) the authorized capital stock of the Company and the number and kind of issued and outstanding shares of capital stock of the Company other than shares held in treasury or otherwise held by the Company or any Subsidiary of the Company, (ii) the number and kind of issued and outstanding shares of capital stock of the Company that are held in treasury or otherwise held by the Company or any Subsidiary of the Company, (iii) the number of issued and outstanding shares of Company Restricted Stock, (iv) the total number and kind of shares of capital stock of the Company that have been reserved for future issuance under the Company Stock Plans, including upon exercise of Company Stock Options and the Pamplona Warrant, or under the Company Stock Purchase Plan, including upon exercise of Company Purchase Rights and (v) for the Pamplona Warrant and each Company Stock Option and award of Company Restricted Stock, the name of the Company Stock Plan under which such award was granted, the name of the holder, the date of grant, the exercise price (if applicable) and the vesting schedule (if applicable) and for each Company Purchase Right, the participation period and the purchase price. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to the Company. The Company has no declared, authorized or unpaid dividends on any of its capital stock.

(b)    All of the outstanding shares of Company Stock are, and all shares which may be issued pursuant to the exercise of the Pamplona Warrant, any Company Stock Options or Company Purchase Rights or the vesting of any shares of Company Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.

(c)    Except for the Pamplona Warrant, the Company Stock Options, the Company Restricted Stock and the Company Purchase Rights and except as set forth in Section 4.05(c) of the Company Disclosure Letter, there are no (i) outstanding Equity Interests relating to the unissued capital stock of the Company or any Subsidiary of the Company and no agreements or arrangements of any kind obligating the Company or any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other Equity Interests in, the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or any other Equity Interests in, the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company. All of the outstanding shares of Company Stock and the Pamplona Warrant and all Company Stock Options, Company Restricted Stock and Company Purchase Rights were issued in compliance in all material respects with all applicable federal and state securities laws and in compliance in all material respects with any preemptive rights of any other stockholders. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of a share of Company Stock on the date of grant, and have not otherwise been subject to a “modification” or “extension” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder. All grants of Company Stock Options were validly issued and properly approved by the Board (or compensation committee thereof) in accordance with the applicable Company Stock Plan. No Subsidiary of the Company owns any shares of Company Stock.

(d)    Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)    There are no voting trusts or other agreements to which the Company or any Subsidiary of the Company is a party with respect to the voting of the Company Stock or any Equity Interest of the Company or of any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock that are in effect.

(f)    Section 4.05(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a schedule showing the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries.

Section 4.06.    Company SEC Documents and Financial Statements.

(a)    The Company has filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014, under the 1934 Act or the 1933 Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the 1934 Act or the 1933 Act, as the case may be, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Documents, including any applicable accounting requirements. None of the Subsidiaries of the Company is currently required to file any forms, reports or other documents with the SEC under the 1934 Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents.

(b)    All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (including the related notes and schedules) (collectively, the “Financial Statements”), (i) have been (or, with respect to Company SEC Documents filed after the date of this Agreement and prior to the Effective Time, will be) prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or as permitted by the rules and regulations of the SEC, and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments).

(c)    Without limiting the generality of Section 4.06(b), prior to the date hereof, no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act. Since January 1, 2014, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.07.    Internal Controls; Sarbanes-Oxley Act. The Company and each of its Subsidiaries has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (a) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed to the Company’s auditors and the audit committee of the Board (and made summaries of such disclosures available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the Company’s most recently completed fiscal year, and such assessment concluded that such control over financial reporting was effective as of December 31, 2015.

Section 4.08.    Absence of Certain Changes.

(a)    Since January 1, 2016, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice in all material respects.

(b)    Since January 1, 2016, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    From January 1, 2016 to the date of this Agreement, no action has been taken by the Company or any Subsidiary of the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.09.    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not absolute, accrued, known or unknown, contingent or otherwise, nor, to the Knowledge of the Company, does any basis exist therefor, except for liabilities and obligations (a) reflected or reserved against in the Company Balance Sheet included in the Company SEC Documents, (b) incurred since September 30, 2016 in the ordinary course of business consistent with past practice, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no off balance sheet arrangements of any type (including any off balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act) that have not been so described in the Company SEC Documents that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10.    Legal Proceedings.

(a)    There is no (i) Legal Proceeding pending against (or, to the Knowledge of the Company, threatened against or affecting), the Company, any Subsidiary of the Company or any of their respective properties, rights or other assets or (ii) outstanding order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement, to which the Company, any Subsidiary of the Company or any of their respective properties, rights or assets is subject, which in either case of (i) or (ii), has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Applicable Law or any malfeasance by any officer of the Company or any of its Subsidiaries.

(b)    There have been no Legal Proceedings relating to the spin-off of the Company from NTELOS Holdings Corp., whether pursuant to the Separation and Distribution Agreement entered into between the Company and NTELOS Holdings Corp. in connection with such spin-off or otherwise, and, to the Knowledge of the Company, no such Legal Proceedings are threatened.

Section 4.11.    Employee Benefit Plans.

(a)    Section 4.11(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans and all material amendments thereto have been made available to Parent together with the most recent annual report on Form 5500, if any. Neither the Company nor any of its Subsidiaries sponsors or contributes to any Company International Plan.

(b)    Neither the Company nor any ERISA Affiliate of the Company (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Company Employee Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Applicable Law). Neither the Company nor any ERISA Affiliate has in the preceding six years (i) maintained, established, sponsored, participated in, or contributed to any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) incurred any liability under Title IV of ERISA that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that can cause the Company or any ERISA Affiliate to incur any liability under Title IV of ERISA.

(c)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of the prototype or volume submitter plan, or has pending or has time remaining in which to file, an application for such determination letter or opinion letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued. The Company has made available to Parent, if available, copies of the most recent Internal Revenue Service determination and opinion letters with respect to each such Company Employee Plan.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by all laws, statutes and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits) or Legal Proceeding is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the U.S. Department of Labor or the PBGC.

(e)    Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any Company Employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Employee Plan, or (iii) give rise to the payment of any amount under any Company Employee Plan that would not be deductible pursuant to the terms of Section 280G of the Code.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to and that is not otherwise exempt from Section 409A of the Code has been operated and administered in all material respects in good faith compliance with Section 409A of the Code and any applicable guidance under Section 409A of the Code.

Section 4.12.    Taxes.

(a)    The Company and each Subsidiary of the Company have timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Subsidiary of the Company (whether or not shown on any Tax Returns) have been timely paid in full, except for any Taxes being contested in good faith or for which adequate reserves have been established in accordance with GAAP on the Financial Statements. In the last five (5) years, no written claim has been made by a Tax authority or other Governmental Authority in a jurisdiction where any of the Company or any Subsidiary of the Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction and, to the Knowledge of the Company, there is no reasonable basis for any such claim to be made.

(b)     No unresolved deficiencies for material Taxes with respect to any of the Company and the Subsidiaries of the Company have been claimed, proposed or assessed in writing by any Governmental Authority. There are no pending audits, assessments or other Legal Proceedings for or relating to any material liability in respect of Taxes of any of the Company or any of the Subsidiaries of the Company.

(c)    To the Knowledge of the Company, there are no Liens for Taxes upon the assets of any of the Company and the Subsidiaries of the Company (other than for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(d)    The Company and the Subsidiaries of the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law) or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state or U.S. local or foreign income Tax Law).

(e)    The Company and each Subsidiary of the Company have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party and has complied with all reporting and record keeping requirements.

(f)    Neither the Company nor any of the Subsidiaries of the Company has any liability for the Taxes of any other Person (other than the Company and any of the Subsidiaries of the Company) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law) as a transferee or by contract (other than Company Contracts entered into in the ordinary course of business, the primary subject of which is not Taxes). None of the Company or any of the Subsidiaries of the Company has been a member of an affiliated group filing a consolidated, joint, unitary or combined income Tax Return (other than a group the common parent of which is the Company).

(g)    There are no Tax sharing agreements with respect to or involving any of the Company and the Subsidiaries of the Company that are currently effective (other than Company Contracts entered into in the ordinary course of business, the primary subject of which is not Taxes).

(h)    In the last two (2) years, neither the Company nor any of the Subsidiaries of the Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code.

(i)    Neither the Company nor any of the Subsidiaries of the Company is or has been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(j)    Neither the Company nor any of the Subsidiaries of the Company is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.13.    Contracts.

(a)    Section 4.13(a) of the Company Disclosure Letter lists each Company Contract that is in effect as of the date of this Agreement and that as of the date of this Agreement:

(i)    is a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    required expenditures by the Company or any Subsidiary thereof in excess of $1,000,000 for (i) the 2016 fiscal year or (ii) is expected to require expenditures by the Company or any Subsidiary thereof in excess of $1,000,000 during 2017 fiscal year and the remaining scheduled term of the Company Contract thereafter;

(iii)    resulted in revenues to the Company or any Subsidiary thereof in excess of $2,000,000 (i) for the 2016 fiscal year or (ii) during 2017 fiscal year and the remaining scheduled term of the Company Contract thereafter;

(iv)    is (i) an enterprise contract with an expected top twenty-five (25) enterprise customer during the 2017 fiscal year or (ii) is a Company Contract with an expected top ten (10) vendor or supplier during the 2017 fiscal year;

(v)    (A) contains any non-compete or exclusivity provisions that restrict the conduct of any line of business by the Company or any Subsidiary of the Company or in any geographic area, (B) contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries or (C) contains any “most favored nation” or similar provision;

(vi)    provides for (A) a license or other grant of rights to the Company or any Subsidiary of the Company from a Third Party of Intellectual Property or Intellectual Property Rights (other than Ordinary Course Inbound Licenses), (B) a license or other grant of rights by the Company or any Subsidiary of the Company to a Third Party of Intellectual Property or Intellectual Property Rights (other than Ordinary Course Outbound Licenses) or (C) the development of any Intellectual Property by a Third Party on behalf of the Company or any Subsidiary of the Company, in each case, which provided for payments to or from the Company or any Subsidiary thereof in excess of $1,000,000 for the 2016 fiscal year or in excess of $1,000,000 for the 2017 fiscal year or any year thereafter;

(vii)    is a partnership, joint venture, limited liability company or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a Third Party;

(viii)    (A) that is a capital lease obligation of the Company or its Subsidiaries, or (B) pursuant to which any Indebtedness (other than as described in subclause (A)) of the Company or any Subsidiary of the Company, in each case, in an aggregate principal amount in excess of $2,000,000 is outstanding, other than any Company Contract between or among the Company and/or wholly-owned Subsidiaries of the Company;

(ix)    provides for a guarantee by the Company or any Subsidiary of the Company of Indebtedness of any Third Party in excess of $2,000,000;

(x)    provides for the acquisition or disposition by the Company or any Subsidiaries of the Company of any material properties or assets (except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice), pursuant to which the Company or any Subsidiary of the Company has any material indemnification, earn-out or other contingent obligations;

(xi)    provides for the settlement of any material claim against the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company has any existing material obligation;

(xii)    any collective bargaining agreements with any labor union;

(xiii)    relates to material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than any Company Contract between or among the Company and/or wholly-owned Subsidiaries of the Company;

(xiv)    is a Fiber Contract that is material to the business of the Company and its Subsidiaries; or

(xv)    would prohibit or is reasonably likely to materially delay the consummation of the Merger.

(b)    Each Company Contract of the type described in Section 4.13(a) and in Section 4.13(c) is referred to herein as a “Company Material Agreement.” Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of the Company Material Agreements contain any “change of control” or similar provisions that may be triggered by the transactions contemplated by this Agreement. Each Company Material Agreement is binding on the Company and/or each Subsidiary of the Company that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). The Company and/or a Subsidiary of the Company, as applicable, has performed all obligations required to be performed by it under each Company Material Agreement and, to the Knowledge of the Company, each other party to each Company Material Agreement has performed all obligations required to be performed by it under such Company Material Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company nor any Subsidiary of the Company has received notice of any material violation or material default under (or any condition which with the passage of time or the giving of notice would cause a material violation of or default under) any Company Material Agreement that has not been cured.

(c)    Section 4.13(c) of the Company Disclosure Letter sets forth a summary, as of December 31, 2016, of the remaining monthly recurring revenues and the average contract term through 2022 for Company Contracts relating to the Company’s carrier end-user, transport and FTTC product lines, which summary is true and correct in all material respects. This representation and warranty does not constitute a projection as to future events.

(d)    The Company has made available to Parent true and complete copies of each Company Material Agreement.

Section 4.14.    Title to Properties; Encumbrances.

(a)    The Company and each of the Subsidiaries of the Company has (i) good and valid fee simple title to all of the Owned Real Property, and (ii) valid leasehold interests in all of the Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens.

(b)    (i) None of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Owned Real Property, except as may be set forth in the Permitted Liens, (ii) none of the Company or any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other similar contractual right to sell, dispose of or lease any of the Owned Real Property to any Person, (iii) except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, fixtures and building systems included in the Owned Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its Subsidiaries, and (iv) to the Knowledge of the Company, the present use of the land, buildings, structures and improvements on the Owned Real Property are in compliance with Applicable Law, and (v) to the Knowledge of the Company, the Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property.

(c)    Other than the Owned Real Property, neither the Company nor any Subsidiaries of the Company owns any real property or interests in real property. The Company or its applicable Subsidiary is the sole holder of fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(d)    There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the Owned Real Property.

(e)    As of the date hereof, (i) the existing leases for the Leased Real Property to which the Company or any of its Subsidiaries is a party, are valid and in full force and effect against the Company or Subsidiary, as applicable, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, (ii) there is not, under any of such leases, any existing default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by the Company or any of its Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect, (iii) none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Leased Real Property, except for the Permitted Liens and (iv) the Company has valid leases, subleases, licenses, easements or other rights or access or rights to use any other material tangible personal property used in the operation of the business of the Company or its Subsidiaries as currently operated.

(f)    Section 4.14(f) of the Company Disclosure Letter sets forth a correct and complete list of all material Owned Real Property. The Company and each of its Subsidiaries holds good, valid and marketable fee title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens. None of the material Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.

(g)    Section 4.14(g) of the Company Disclosure Letter sets forth a correct and complete list of all material leases, site leases, subleases, licenses, easements, rights of way and occupancy agreements, together with all material amendments thereto, with respect to which the Company or any of its Subsidiaries has a lease, sublease, license or easement or other access right or right to use real property (collectively, the “Material Real Property Leases”), in each case, as of the date hereof, together with the location of such Leased Real Property. All Leased Real Property subject to a Material Real Property Lease is leased, subleased, occupied, used or accessed by Company or any of its Subsidiaries, free and clear of all liens except Permitted Liens. Each Material Real Property Lease is a valid and binding obligation of the Company or any of its Subsidiaries thereto and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms, and, except as would not reasonably be expected to have a Company Material Adverse Effect, there exists no breach or default under any Material Real Property Lease and no event has occurred or circumstance exists that with notice or the passage of time, or both, would result in a breach or default under any Material Real Property Lease.

Section 4.15.    Intellectual Property.

(a)    Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Registered IP owned by the Company and its Subsidiaries, indicating: (i) the name of the applicant or registrant and current owner, (ii) the jurisdiction where the application or registration is located, (iii) the application or registration number, and (iv) the filing date or issuance or registration date, and all such Registered IP is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable.

(b)    The Company and its Subsidiaries own or otherwise have the right to use all Intellectual Property and Intellectual Property Rights used in the conduct the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that this representation does not limit or modify Section 4.15(f).

(c)    The Company and its Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens (which for the purposes of this Section do not include non-exclusive licenses under Intellectual Property Rights granted in the ordinary course of business).

(d)    Neither the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body, patent pool or similar organization which membership or contribution requires the Company or any of its Subsidiaries to grant or offer to any other Third Party any license or right to any Owned Company IP. No Governmental Authority or other entity has any ownership interest in any Owned Company IP, and neither Company nor any of its Subsidiaries, nor any employees or, to the Knowledge of the Company, contractors of the Company or any of its Subsidiaries, use or have used any funding, facilities, or personnel of any Governmental Authority or other entity in connection with the creation or development of the Owned Company IP in a manner that could give rise to an ownership interest in or license to or restrictions on the Owned Company IP in favor of such Governmental Authority or other entity.

(e)    The Company and each of its Subsidiaries take commercially reasonable steps to protect and preserve (i) the confidentiality of the material trade secrets of Company and its Subsidiaries, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such trade secrets by any Person and (ii) the security, continuous operation, redundancy, recovery and integrity of all material IT Assets used in their businesses (and all data stored therein or processed thereby, including personal information) and there have been no outages, or to the Knowledge of the Company, material breaches, violations or unauthorized access to or use of same.

(f)    None of the Company or any of its Subsidiaries or any of their respective services or products or other operation of the Company’s or its Subsidiaries’ business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, in any material respect the Intellectual Property Rights of any Third Party, and there are no Legal Proceedings pending, or to the Knowledge of the Company, threatened in writing (including cease-and-desist letters and invitations to take a patent license) alleging same or otherwise challenging any Owned Company IP. To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP.

(g)     The material proprietary software developed by or on behalf of the Company and licensed by the Company to end users in object code form or for which the Company offers access to through a subscription to end users that is also not licensed to the Company under a third-party license is referred to herein as Company’s “Proprietary Software”.

(i)    Proprietary Software does not, as a result of the intermingling or integration of source code owned by the Company with any open source software licensed under any open source license, subject to the provisions of any open source license, require the Company or its Subsidiaries to license, distribute, offer or make available any material source code of the Proprietary Software to third Persons.

(ii)    All material Proprietary Software developed by or on behalf of the Company is free of any material disabling codes or instructions, and any virus or other intentionally created contaminant, that is intended to be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of the Company.

(iii)    Proprietary Software conforms in material respects to its published documentation; provided, however, Company does not warrant that the use or operation of the Proprietary Software will be uninterrupted or error free.

(iv)    The Company has not received any written notice or claim asserting rights in the Proprietary Software, or that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred in connection with the Proprietary Software or source code thereof.

Section 4.16.    Labor Matters.

(a)    There is no collective bargaining or other labor union contract applicable to Persons employed by the Company or any of the Subsidiaries of the Company to which the Company or any of the Subsidiaries of the Company is a party or by which the Company or any Subsidiary of the Company is bound, and no such contract is being negotiated by the Company or any of the Subsidiaries of the Company. As of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Subsidiaries of the Company pending or, to the Knowledge of the Company, threatened that is likely to materially interfere with the respective business activities of the Company or any Subsidiary of the Company, and no such strike or work stoppage has occurred during the last three years.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs, injunctions contracts, policies, plans and programs relating to employment, employment practices, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (and any similar Applicable Law).

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no litigation against or affecting the Company that is pending, or, to the Company’s Knowledge, threatened, relating to the alleged violation of any laws, rules and regulations pertaining to labor relations or employment matters.

Section 4.17.    Compliance with Laws; Permits.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Subsidiary of the Company are, and have been at all relevant times, in compliance with all Applicable Laws, and all internal or posted privacy, security or data policies and procedures which affect the Company, any of its Subsidiaries or the business, properties, rights or other assets of the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no written notice, charge or assertion has been received by the Company or any Subsidiary of the Company since January 1, 2014 alleging any violation of any of the foregoing.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties, rights or other assets or to conduct their business as presently conducted (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 4.17(b) of the Company Disclosure Letter contains a complete and accurate list of all material Company Permits that are in effect as of the date of this Agreement. Except for the Required Government Approvals, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company Permit, result in the termination or loss of, or any change to the terms of, any Company Permit or require the approval of or notice to any Governmental Authority under or with respect to any Company Permit.

Section 4.18.    Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), on each relevant filing date, on the date of mailing to the Company’s stockholders, at the time of the Company Stockholder Meeting, or at the time of any amendments thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Subsidiary expressly for inclusion in the Proxy Statement. The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the 1934 Act.

Section 4.19.    Opinions of Financial Advisors. The Board has received the opinions of Wells Fargo Securities, LLC and UBS Securities LLC, financial advisors to the Company, to the effect that, as of the date hereof and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration payable to the holders of the Company Stock in the Merger is fair from a financial point of view to such holders.

Section 4.20.    Insurance. All material insurance policies maintained by the Company or its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Applicable Law. Since January 1, 2016, no written notice of cancellation or termination has been received by the Company or any Subsidiary of the Company with respect to any material insurance policy. Neither the Company nor any Subsidiary of the Company is in material breach or default of any material insurance policy and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries. As of the date hereof, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 4.21.    Environmental Laws and Regulations. Neither the Company nor any Subsidiary of the Company has generated, used, treated or stored Hazardous Materials at or on, transported Hazardous Materials to or from or released or disposed of Hazardous Materials at or on, any location, including any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any Third Party at or on any Company Property. To the Knowledge of the Company, no underground or aboveground storage tanks, pipes, equipment or facilities that have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property. The Company and each Subsidiary of the Company are in material compliance with all, and have not materially violated any, Environmental Laws, including in regard to any Company Permits. None of the Company or the Subsidiaries of the Company is subject to any material claim, demand or Legal Proceeding under or relating to any Environmental Laws, and to the Knowledge of the Company, no such claim, demand or Legal Proceeding is threatened against the Company or any of the Subsidiaries of the Company. None of the Company or the Subsidiaries of the Company has contractually assumed or provided indemnity against any material liability of any other Person under or relating to any Environmental Laws.

Section 4.22.    Finders’ Fees. Except for Wells Fargo Securities, LLC and UBS Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. True, correct and complete copies of the Company’s engagement letters with Wells Fargo Securities LLC and UBS Securities LLC, as in effect on the date hereof, have been provided to Parent.

Section 4.23.    Takeover Statutes. Assuming that the representations of Parent and Merger Subsidiary in Section 5.06 are accurate, the Board and the Company have taken all action necessary to render inapplicable to the Merger Section 203 of Delaware Law. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Governing Documents would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or its ability to consummate the Merger or the other transactions contemplated hereby, (b) have the effect of invalidating or voiding this Agreement, or any provision hereof or thereof, or (c) subject Parent or Merger Subsidiary to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 4.24.    Affiliated Transactions. Since January 1, 2014, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the 1933 Act and that have not been so disclosed in the Company SEC Documents.

Section 4.25.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE COMPANY AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES OR THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY DISCLAIMED BY THE COMPANY AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by the Company or any of its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries. No Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 5.01.    Organization. Each of Parent and Merger Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties, rights and other assets and to conduct its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding equity interests of Merger Subsidiary are owned directly by Parent. Each of Parent and Merger Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.02.    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and has been adopted by the sole stockholder of Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.03.    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Subsidiary, the consummation by Parent and Merger Subsidiary of the Merger or compliance by Parent or Merger Subsidiary with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Subsidiary, (b) require any filing by Parent or Merger Subsidiary with, or the permission, authorization, consent or approval of, any Governmental Authority (except for (i) the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) filings as may be required with, submissions as may be necessary or advisable to, and/or permissions, authorizations, consents and approvals as may be required from, the FCC (including any review by the Team Telecom Agencies in connection with the FCC approval), and any state utility commission or similar state or local Governmental Authority, (iv) filings and submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS or the CFIUS member agencies, (v) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the 1934 Act as may be required in connection with this Agreement and the Merger or (vi) any filings required by, and approvals required under, the rules and regulations of NASDAQ), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair Parent’s or Merger Subsidiary’s rights or alter the rights or obligations of any Third Party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the material properties, rights or other assets of Parent or Merger Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which any of them or any of their respective material properties, rights or other assets is bound or (d) violate any Applicable Law applicable to Parent or Merger Subsidiary, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b), (c) or (d), where (x) any failure to obtain such permissions, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. On the date of this

Agreement, Parent does not have any Knowledge of any facts relating to Parent (including with respect to direct or indirect ownership of Parent) that Parent reasonably believes could preclude Parent’s ability to obtain any Required Governmental Approvals.

Section 5.04.    Legal Proceedings. There are no (a) Legal Proceedings pending against Parent or Merger Subsidiary (or, to the Knowledge of Parent, threatened against or affecting) or (b) outstanding orders, writs, injunctions, judgments, decrees, rulings, settlements or stipulations or other similar requirements, to which Parent or Merger Subsidiary is subject, which, in either case of (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.    Information in the Proxy Statement. The information to be supplied by Parent and Merger Subsidiary expressly for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement.

Section 5.06.    Ownership of Company Capital Stock. Neither Parent nor Merger Subsidiary is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of Delaware Law (other than as contemplated by this Agreement).

Section 5.07.    Finders’ Fees. Except for Morgan Stanley & Co. LLC , whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08.    Financing.

(a)    Parent has delivered to the Company copies of (i) an executed debt commitment letter and fee letter, including all annexes, exhibits, schedules and other attachments thereto (in a redacted form removing the fee information, economic terms of the “market flex” provisions and other economic provisions that are customarily redacted in connection with merger agreements of this type, but which redacted information does not relate to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or contain any conditions precedent to, the funding of the Financing) (together with any other commitment letters with respect to any Substitute Financing, the “Debt Commitment Letters”), pursuant to which Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (together with any other lenders party to any Substitute Financing, the “Debt Financing Sources”) have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) an executed equity commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the

“Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which Sponsor (the “Equity Financing Source” and, together with the Debt Financing Sources, the “Financing Sources”) have committed to provide equity financing in the respective amounts, and subject to the terms and conditions, set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)    As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained therein have not been withdrawn, rescinded or terminated, nor is any such amendment, modification, withdrawal, rescission or termination currently contemplated or the subject of current discussions (other than with respect to amendments to the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof as permitted under Section 8.03(a)). As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    There are no conditions precedent or other contingencies (including any “flex” provisions) related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other contracts, arrangements, side agreements, arrangements or understandings (written or oral) related to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or that contain any conditions precedent to, the funding of the Financing, other than as expressly set forth in and expressly contemplated by the Financing Commitments.

(d)    As of the date of this Agreement (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default on the part of Parent, or, to the Knowledge of Parent, any other party thereto under the Financing Commitments and (ii) assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 and the performance by the Company of its obligations under this Agreement, Parent has no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be made available to Parent at the Closing.

(e)    Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.

(f)    Assuming the accuracy of the representations and warranties set forth in Section 4.05, the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 and the performance by the Company of its obligations under this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent to consummate the transactions contemplated hereby, including (i) to pay the Merger Consideration for all of the shares of Company Stock on a fully-diluted basis, (ii) to make all payments in respect of the Company Stock Options, Company Restricted Stock and Company Purchase Rights, (iii) to

repay or refinance all Indebtedness of the Company required to be repaid hereunder and (iv) to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement (the “Required Financing Amount”).

(g)    Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby.

Section 5.09.    Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article 4 and (b) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or, to the extent permitted by Applicable Law, waiver of such conditions, and, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10.    Termination Equity Commitment Letter. Concurrently with the execution of this Agreement, Sponsor has delivered to the Company the duly executed Termination Equity Commitment Letter. The Termination Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of the Sponsor, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Termination Equity Commitment Letter.

Section 5.11.    Interest in Competitors. As of the date of this Agreement, neither Parent nor Merger Subsidiary nor any of their Affiliates own any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the geographic areas where the Company provides its principal products or services.

Section 5.12.    Absence of Certain Agreements. As of the date hereof, neither Parent, Merger Subsidiary, Sponsor, nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal, (b) any Person (other than Sponsor, or any of their respective Affiliates or limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger or (c) any Company Employee has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment contracts with the Company and its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Company Stock, Company Stock Options, Company Restricted Stock, or other equity awards to the Company or its Subsidiaries or Parent of any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or its Affiliates.

Section 5.13.    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to adopt this Agreement or approve the Merger. The adoption of this Agreement and the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Subsidiary is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to adopt this Agreement or approve the Merger.

Section 5.14.    Investigation; No Reliance. Parent and Merger Subsidiary each acknowledge and agree that it (a) has conducted to its satisfaction an independent investigation of, and has had an opportunity to discuss and ask questions regarding, the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article 4, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement, and each of Parent and Merger Subsidiary understands, acknowledges, and agrees that: (i) all other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial conditions, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries) are specifically disclaimed by Parent and Merger Subsidiary; and (ii) no Person has been authorized by the Company to make any representations or warranties relating to the Company, its Subsidiaries or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by Parent and Merger Subsidiary as having been authorized by the Company and shall not be deemed to have been made by the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in the “data room”) or management presentations that have been or shall hereafter be provided to Parent and Merger Subsidiary are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, each of Parent and Merger Subsidiary understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 4, with all faults and without other representation or warranty of any nature whatsoever.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.    Interim Operations of the Company. Except as (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) required by Applicable Law, (iii) required pursuant to or expressly authorized by this Agreement, (iv) contemplated by the Company’s 2017 Annual Operating Budget referred to in Section 6.01(iv) of the Company Disclosure Letter (the “2017 Budget”) previously made available to Parent or (v) agreed in writing by Parent (which agreement shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article 10 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct their businesses in all material respects in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their present business organizations, (c) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees and (d) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and its Subsidiaries, in the case of clauses (b), (c) and (d) above in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, as required by Applicable Law, as required pursuant to or expressly authorized by this Agreement, or as agreed in writing by Parent (which agreement shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article 10 and the Effective Time, the Company shall not, nor shall it permit any Subsidiary of the Company to:

(a)    amend the Company Governing Documents or Subsidiary Governing Documents or amend the terms of any outstanding security of the Company or any Subsidiary of the Company;

(b)    split, combine, subdivide or reclassify any shares of capital stock of the Company or any Subsidiary of the Company, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(c)    authorize, declare, set aside or pay any dividend or other distribution payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to the Company Stock or any other Equity Interest;

(d)    redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except repurchases or acquisitions of Company Stock issued under Company Stock Plans pursuant to agreements already in effect on the date hereof;

(e)    issue any Equity Interests, except for Company Stock issued (i) under the Pamplona Warrant or under Company Stock Plans pursuant to agreements already in effect on the date hereof, and (ii) under the Company Stock Purchase Plan with respect to any Purchase Date (as defined in the Company Stock Purchase Plan) that is on or before the Effective Time;

(f)    acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) any business enterprise or any material assets of any Person or (ii) any Equity Interests in any Person or any business;

(g)    transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, fail to maintain or encumber any of its material assets, rights or properties other than (i) sales or non-exclusive licenses in the ordinary course of business consistent with past practice for an amount not exceeding $2,000,000 in the aggregate and (ii) dispositions of equipment and property no longer used in, or material to, the operation of the business;

(h)    except for (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries of the type described in clause (iv) of the definition of Indebtedness in the ordinary course of business consistent with past practice and (iii) the incurrence of Indebtedness that does not exceed $1,000,000 in aggregate principal amount outstanding at any time, so long as such Indebtedness is prepayable without premium, penalty or other cost, incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any long-term or short-term Indebtedness, or enter into any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person;

(i)    make any material loan, advance or capital contribution to, or investment in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company, (ii) advances to employees of the Company or its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice, (iii) extensions of credit to customers incurred in the ordinary course of business consistent with past practice, or (iv) loans, advances or capital contributions in the aggregate of less than $1,000,000;

(j)    except as required by Applicable Law or the terms of any Company Employee Plan existing on the date hereof or as contemplated under this Agreement, (i) make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable or provided to, or grant any severance or termination pay to, any of its Company Employees, directors or independent contractors, (ii) establish, adopt, enter into, terminate or amend any Company Employee Plan (or any plan, trust, fund, policy or arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement) or make any loans to any Company Employee, director or independent contractor (other than reasonable and normal advances to Company Employees, directors or independent contractors for bona fide expenses that are incurred in the ordinary course of business consistent with past practice), (iii) hire or terminate the employment of any Company Employee who has an annual base salary in excess of $200,000 (“Management Employees”), (iv) increase the funding obligation or contribution rate of any Company Employee Plan subject to Title IV of ERISA or (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice; provided, however, that the foregoing shall not prevent the Company or any Subsidiary of the Company from doing the following in the ordinary course of business consistent with past practice (A) entering into at-will offer letters with new employees who are non-Management Employees and that are terminable on no more than sixty (60) days’ notice without penalty or expense, (B) promoting Company Employees, (C) changing the compensation or benefits to Company Employees who are non-Management Employees, or (D) paying severance to Company Employees under any Company Employee Plan in effect on the date of this Agreement;

(k)    other than as permitted as described in Item 2 of Section 6.01(k) of the Company Disclosure Letter, incur any capital expenditures or any obligations or liabilities in respect thereof;

(l)    enter into any Company Contract that would have constituted a Company Material Agreement if entered into prior to the date hereof, amend or modify in any material respect or terminate any such Company Contract or Company Material Agreement (other than permitting expiration of such Company Contract or Company Material Agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder other than in the ordinary course of business consistent with past practice; provided, that Company shall not be permitted to enter into any Company Contract that will require Success-Based Capital Expenditures unless such Success-Based Capital Expenditures are permitted pursuant to clause (k) above;

(m)    mortgage, encumber or otherwise create any Liens with respect to any material property or material assets, other than Liens of the type referred to in clauses (ii) – (vii) of the definition of Permitted Liens;

(n)    enter into any new line of business that would be material to the Company and its Subsidiaries, taken as a whole, outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof, other than in the ordinary course of business consistent with past practice;

(o)    compromise, settle, pay or discharge any litigation, investigations or arbitrations (including any settlement or consent to settlement of any material Tax Claim), other than the payment, discharge or satisfaction of such claims, liabilities or obligations (i) disclosed or reserved against in the Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein, (ii) with any telecommunications vendor in the ordinary course of business consistent with past practice or (iii) requiring payment of less than $1,000,000;

(p)    change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the 1934 Act, as concurred in by its independent registered public accountants;

(q)    make, change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended material Tax Returns, enter into any Tax allocation agreement, Tax sharing agreement or closing agreement with respect to any material Taxes, or take any affirmative action to surrender any right to claim a refund of material Taxes; or

(r)    enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

Section 6.02.    Access to Information.

(a)    From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement, dated June 17, 2016 (as amended), between the Company and Sponsor (as assignee) (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (c) furnish to Parent monthly financial, operating and Board reports generally prepared by the Company on a regular basis promptly after such reports are delivered to the other recipients thereof, and (d) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; provided, that, without the Company’s prior written consent, Parent and its Representatives shall not be permitted to perform any invasive or destructive environmental sampling at any owned or leased real property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. Nothing in this Section 6.02(a) shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

(b)    Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement; provided, however, that (i) the definition of “Representatives” in the first paragraph of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing source of Parent or Merger Subsidiary (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Subsidiary and their respective Representatives may disclose any information to prospective debt and equity financing sources in connection with the syndication and marketing of the Financing subject to receipt of customary confidentiality undertakings from such prospective debt and equity financing sources) and (ii) the second and sixth paragraphs of Section 2 of the Confidentiality Agreement and the restrictions set forth in Section 6 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or arrangements by or on behalf of a party permitted by this Agreement (including in response to a notice pursuant to Section 6.03(f)).

Section 6.03.    No Solicitation; Other Offers.

(a)    From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, the Company and its Subsidiaries shall, and the Company shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal from any Third Party (except to notify such Person as to the existence of the provisions of this Section 6.03(a)), and (ii) not (A) solicit, initiate, or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, any Third Party that is seeking to make, or has made, or could reasonably be expected to make any Acquisition Proposal, or (C) enter into any letter of intent or other agreement with respect to any Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted under Section 6.03(b)) with any Third Party; provided, however, that, notwithstanding anything to the contrary in this Agreement, the parties understand and agree that the Company may waive in connection with entering into this Agreement any provision in any agreement to which the Company or any Subsidiary thereof is a party that prohibits the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent the Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence of this Section 6.03(a) by any Representative of the Company or its Subsidiaries shall be a breach of this Section 6.03(a) by the Company. The Company agrees that it will promptly request any Third Party that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Third Party or its representatives prior to the date hereof and shall terminate access to data rooms furnished in connection therewith.

(b)    Notwithstanding anything contained in Section 6.03(a) to the contrary, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Representatives has received a bona fide Acquisition Proposal that did not result from a breach of Section 6.03(a) (it being understood that the Company and its Representatives may contact the Third Party making the Acquisition Proposal in order to clarify the terms and conditions thereof) and that the Board reasonably believes, in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent.

(c)    Nothing contained in this Section 6.03 shall be deemed to prohibit the Company or the Board from (i) complying with its disclosure obligations under U.S. federal or state law or other Applicable Laws, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the 1934 Act or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided, that neither the Company nor its Board may recommend any Acquisition Proposal or make an Adverse Recommendation Change unless permitted by Section 6.03(f), (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 6.03 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(d)    The Company shall notify Parent promptly (and in any event within forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made or could be reasonably expected to make, an Acquisition Proposal, which notice shall include the material terms and conditions of, and the identity of the Person making, any such Acquisition Proposal, inquiry, offer or proposal or indication or request and, if applicable, copies of any proposed agreements and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within forty-eight (48) hours), of any material developments regarding any Acquisition Proposal or any material change to the terms and status of any such Acquisition Proposal.

(e)    Except as provided in Section 6.03(f), the Board shall not (i) withdraw or withhold, or modify or qualify in a manner adverse to Parent, the Company Board Recommendation or publicly announce that it has proposed or resolved to take such action, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) in the event any tender or exchange offer is commenced that would constitute an Acquisition Proposal, fail to publish, send or provide to the Company stockholders, pursuant to Rule 14e-2(a) under the 1934 Act and within ten (10) Business Days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Company stockholders reject such tender or exchange offer and publicly affirming the Company Board Recommendation or (iv) recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any Acquisition Proposal or any letter of intent, agreement in principle or definitive agreement (any of actions in clauses (i), (ii), (iii) or (iv), an “Adverse Recommendation Change”). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any laws of the type referred to in Section 4.23 to be inapplicable to the transactions contemplated by this Agreement

(f)    Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Board may (i) (x) effect an Adverse Recommendation Change in respect of an Acquisition Proposal, or (y) enter into an agreement providing for a transaction that constitutes a Superior Proposal, if (A) the Company shall have received an Acquisition Proposal that the Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take action with respect to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (C) the Company has provided four (4) Business Days prior written notice to Parent that it intends to take such action (a “Section 6.03 Notice”) (and such period (which shall commence on the first Business Day immediately following the day on which the Section 6.03 Notice is received by Parent), the “Notice Period”), (D) if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during the Notice Period, the Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Section 6.03 Notice continues to be a Superior Proposal, and (E) in the case of clause (y) above, the Company terminates this Agreement in accordance with Section 10.01(d)(i), or (ii) in response to any event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Stockholder Approval and does not involve or relate to an Acquisition Proposal, effect an Adverse Recommendation Change if (A) the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (B) the Company has previously delivered to Parent a Section 6.03 Notice that it intends to take such action, and (C) if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during the Notice Period, the Board shall have determined in good faith, after consultation with outside legal counsel and after considering the terms of such offer by Parent, that the failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. If any Superior Proposal that is the subject of clause (i) of this Section 6.03(f) is revised, including any revision to price, then the Company shall deliver to Parent a new Section 6.03 Notice and again comply with the requirements of clause (i) of this Section 6.03(f) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted, provided, that in connection with each new Section 6.03 Notice contemplated by this sentence, each reference to a four (4) Business Day period in the preceding sentence shall be deemed to be a reference to three (3) Business Day notice period (it being understood and agreed that in no event shall such additional three (3) Business Day notice period be deemed to shorten the initial four (4) Business Day notice period). If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.03 will be subject to the terms of the Confidentiality Agreement.

(g)    As used in this Agreement:

(A)    “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) in effect on the date hereof or (ii) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not prohibit the Company from complying with its obligations hereunder; provided that such confidentiality agreement need not restrict a Third Party from making directly to the Company or the Board, or consummating the transactions contemplated by, an Acquisition Proposal.

(B)    “Superior Proposal” means a bona fide, written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not solicited or received in violation of this Section 6.03, that is reasonably likely to be consummated and that the Board determines in good faith (after consultation with outside legal counsel and its financial advisor), considering such factors as the Board considers to be appropriate (which shall in any event include the legal, financial, regulatory and fiduciary aspects of such Acquisition Proposal, and the Persons making such Acquisition Proposal or providing financing for such Acquisition Proposal), to be more favorable from a financial point of view to the Company stockholders than the transactions contemplated by this Agreement (including any offer by Parent, in accordance with Section 6.03(f), to modify the terms hereof).

Section 6.04.    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.05.    Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against the Company or any members of the Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and as promptly as reasonably practicable and diligently responding to inquiries with respect to any Transaction Litigation made by Parent or its counsel. The Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any Transaction Litigation (including providing Parent the opportunity to review and comment on proposed additional disclosure in the Proxy Statement). The Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.06, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation and the Company will consult with Parent regarding the defense, settlement or compromise of any Transaction Litigation and consider Parent’s views with respect to any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected).

Section 6.06.    Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall provide reasonable cooperation to Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ and the SEC to enable the de-listing by the Surviving Corporation of the common stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.    Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02.    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.    Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.    Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, to do the following:

(a)    For six (6) years after the Effective Time, the Surviving Corporation shall assume and honor, and Parent shall cause the Surviving Corporation to assume and honor, the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Persons”) as provided in the Company Governing Documents or Subsidiary Governing Documents or any indemnification contract between such Indemnified Persons and the Company or a Subsidiary thereof (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof.

(b)    For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Surviving Corporation’s certificate of incorporation and bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the Indemnified Persons than are set forth in the Company Governing Documents as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) made within such six (6) year period shall continue until the disposition or resolution of such Proceeding in accordance with the Surviving Corporation’s certificate of incorporation and bylaws

(c)    From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any Proceeding arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the same extent any such Indemnified Person would have been entitled to be indemnified and held harmless under Delaware Law and the Company Governing Documents in effect on the date of this Agreement (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such Indemnified Person’s rights under this Section 7.04 to the same extent any such Indemnified Person would have been entitled to the advancement of such expenses under the Company Governing

Documents in effect on the date of this Agreement. Anything to the contrary in this Section 7.04 notwithstanding, any Indemnified Person to whom an advancement of expenses is provided in connection with a Proceeding shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification in connection with such Proceeding.

(d)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the Company’s existing policies as of the date hereof; provided, that the Company shall not, and Parent and the Surviving Corporation shall not be required to, pay a one-time premium (in connection with the tail policy described above) in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(d) of the Company Disclosure Letter or be obligated to pay annual premiums in excess of 300% of the annual premium set forth in Section 7.04(d) of the Company Disclosure Letter; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amounts, the Company shall, and the Surviving Corporation shall only be obligated to, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)    Notwithstanding anything herein to the contrary, if an Indemnified Person is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

(f)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(g)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the Company Governing Documents or any Subsidiary Governing Documents, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.    Employee Matters.

(a)    Continuation of Compensation and Benefits. During the period beginning on the Effective Time and ending on the twelve (12) month anniversary of the Effective Time or, if shorter, during the period of employment of a Continuing Employee following the Effective Time, Parent shall and shall cause its Affiliates (including the Company and its Subsidiaries) to, provide or cause to be provided to each Company Employee who is employed immediately prior to the Closing and who remains in the employ of Parent or any of its Affiliates (including the Company and its Subsidiaries) after the Closing (collectively, the “Continuing Employees”), (i) an annual base salary or wage level and cash bonus opportunity at least equal to the annual base salary or wage level and cash bonus opportunity to which such Continuing Employees were entitled immediately prior to the Closing, (ii) severance benefits that are no less favorable than those severance benefits provided under the Company Employee Plans immediately prior to the date of this Agreement, and (iii) benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions of employment that such Continuing Employees were entitled to immediately prior to the Closing under the Company Employee Plans (including, without limitation, benefits pursuant to qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, sabbatical, but excluding non-qualified retirement plans, deferred compensation arrangements and equity-based compensation).

(b)    Bonuses. Parent shall, or shall cause its Affiliates (including the Company and its Subsidiaries) to, pay annual bonuses for the Company’s fiscal year that includes the Closing in accordance with the bonus plan specified in Section 7.05(b) of the Company Disclosure Letter.

(c)    Certain Welfare Plan Matters. Following the Closing, Parent shall use commercially reasonable efforts to (i) ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees or their dependents or beneficiaries may be eligible to participate following the Closing; and (ii) provide or cause to be provided that any costs or expenses incurred previously by Continuing Employees (and their dependents or beneficiaries) during any plan year in which such Continuing Employees (and their dependents or beneficiaries) commence participation under any other welfare plans shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of- pocket provisions and like adjustments or limitations on coverage under any such other welfare benefit plans for which participation commences during any plan year.

(d)    Credited Service. Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing credit for all service with the Company, its Subsidiaries and their predecessors, prior to the Closing for all purposes (including, without limitation, eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual (but not for purposes of benefit accruals or benefit levels (i) under any defined benefit pension plan or retiree welfare plan or (ii) which would result in any duplication of benefits for the same periods of service), early retirement subsidies and severance).

(e)    No Rights or Amendment. This Section 7.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 7.05, express or implied, is intended to or shall confer upon any other Person, including any Company Employee, any right, benefit or remedy of any nature whatsoever (including, but not limited to, any right to continued employment for any period or continued receipt of any specific employee benefit) under or by reason of this Agreement, and no provision of this Section 7.05 shall constitute an amendment or any other modification of, or an undertaking to amend or modify, any Company Employee Plan or other benefit or compensation plan, program, agreement or arrangement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.    Regulatory Undertakings.

(a)    Each of the Company, Parent and Merger Subsidiary shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or otherwise to consummate and make effective the Merger as promptly as reasonably practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Merger Subsidiary or the Company or any Subsidiary of the Company, or avoid any Legal Proceeding by any Governmental Authority (including, without limitation, those in connection with the Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those contemplated with respect to the Financing, (iii) as promptly as is reasonably practicable but in any event within ten (10) Business Days from the date hereof (other than those set forth on

Section 1.01(c) of the Company Disclosure Letter which shall be made within 30 days from the date hereof and the Team Telecom Agencies and CFIUS filings) make or cause to be made the applications or filings required to be made by Parent, Merger Subsidiary, the Company and the Subsidiaries of the Company under or with respect to the Required Governmental Approvals or any other Applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the Required Governmental Approvals and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company from the Federal Trade Commission, the Department of Justice, the FCC, CFIUS, the Team Telecom Agencies or any other Governmental Authority in connection with such applications or filings or the Merger, (v) defend any Legal Proceedings challenging this Agreement or the consummation of the Merger and (vi) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the Required Governmental Approvals or any such other Applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority. Each of the Company and Parent shall use its reasonable best efforts to, and cause their respective Subsidiaries to, furnish to the other party all information necessary (including, but not limited to, information about or from their respective direct or indirect owners) for any such application or other filing to be made in connection with the Merger. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings and Legal Proceedings under or relating to any such application or filing. Notwithstanding any other provision of this Agreement, (I) Parent agrees to take any and all actions and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority (including, without limitation, those in connection with the Required Governmental Approvals) with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the End Date), provided that nothing in this Section 8.01 or elsewhere in this Agreement shall require Parent to (i) take or agree to take any action with respect to (A) any of its Affiliates (other than the Company or its Subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent or any investment funds advised or managed by one or more Affiliates of Parent, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent or any investment funds advised or managed by one or more Affiliates of Parent or (B) the selling, divesting, conveying or holding separate with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of the Parent, the Company or any of its Subsidiaries in more than a de minimis respect or (ii) be required to accept or agree to a Burdensome Condition, and (II) the obligations set forth in this Section 8.01 shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 6.03. For purposes of this Agreement, a “Burdensome Condition” means any actions or undertakings necessary to obtain the approval of CFIUS, the Team Telecom Agencies or any other Governmental Agency that, pursuant to a mitigation agreement or otherwise, would impose requirements on the Company and its Subsidiaries (or their assets and businesses) that individually or in the aggregate, would reasonably be expected to have an adverse effect in any material respect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (it being agreed that any such actions or undertakings that are substantially similar to the terms of mitigation agreements previously entered into by Parent’s Affiliates with CFIUS and Team Telecom Agencies with respect to their acquisition of Tampnet would not be a Burdensome Condition).

(b)    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents under any Company Material Agreements necessary, proper or advisable to consummate the Merger; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Agreements in connection with consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers.

(c)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent and the Company shall promptly notify each other in writing of any pending or threatened Legal Proceedings (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent to own or operate all or any portion of the businesses or assets of the Company or any Subsidiary of the Company.

(d)    If any Legal Proceeding is instituted by a Governmental Authority challenging the Merger as violative of any Applicable Law, each of the Company and Parent shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such Legal Proceeding, including any Legal Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

(e)    The Company and Parent shall cooperate with each other with respect to all matters relating to any Governmental Authority in a manner consistent with their obligations in this Section 8.01 relating to any regulatory, governmental, CFIUS or Team Telecom Agencies matters including devising and implementing the strategy for obtaining any necessary regulatory, governmental, CFIUS or Team Telecom Agencies approvals or clearances. The Company and Parent shall both, to the extent practicable (i) have the opportunity to participate in all meetings (in person or via telephone or video conference) with, (ii) review communications to, and (iii)

receive copies of communications from, any Governmental Authority in connection with obtaining any necessary regulatory, governmental, CFIUS or Team Telecom Agencies clearances, in each case, in a manner consistent with their obligations hereunder. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its counsel may be redacted to the extent necessary to address reasonable privilege and confidentiality concerns.

(f)    Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.02.    Proxy Statement.

(a)    As promptly as reasonably possible following the date hereof, (i) the Company shall prepare and file with the SEC the Proxy Statement in preliminary form relating to the Company Stockholder Meeting and (ii) the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger.

(b)    The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholder Meeting (with a record date and meeting date to be selected after reasonable consultation with Parent) on a date as soon as reasonably practicable following the date hereof for the purpose of (i) obtaining the Company Stockholder Approval and shall take all lawful action to solicit the approval of this Agreement by such stockholders and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the stockholders of the Company for a non-binding advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent or as required by Applicable Law. Except to the extent the Company has effected an Adverse Recommendation Change in accordance with Section 6.03(f), the Board shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement, and the Board and all committees thereof shall not (i) withdraw, modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent such recommendation, or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such recommendation.

(c)    The Company and Parent shall cooperate with one another in connection with the preparation of the Proxy Statement, and in taking such actions or making any such filings required in connection with the Proxy Statement. Each of the Company and Parent shall furnish all information (including financial information) as may be reasonably requested by the other that is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by the SEC or Applicable Law, in connection with any such action and the preparation, filing and distribution of the Proxy Statement, including in response to any comments from the SEC.

(d)    Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (and any amendments or supplements thereto or any related correspondence) each time before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel. The Company shall promptly notify Parent of the receipt of all comments of the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or the staff of the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts (with the reasonable assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or the staff of the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(e)    The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

(f)    Without limiting the Company’s rights under Section 10.01(d)(i), (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to Section 6.03(f), the Company shall nevertheless submit this Agreement to a vote of its stockholders; provided, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement at the Company Stockholder Meeting to the extent that the Board makes an Adverse Recommendation Change.

Section 8.03.    Parent Financing.

(a)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in or contemplated by the Financing Commitments (taking into account related “market flex” provisions contained in the Debt Commitment Letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth in Section 8.03(b)(ii) below) and to consummate the Financing on the Closing Date and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy, under the Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (including, without limitation, by increasing the fees payable thereunder or the original issue discount applicable to the Financing) below the Required Financing Amount, (ii) impose new or additional conditions, or expand, amend or modify any of the conditions to the receipt of the Financing that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, (iii) materially delay or impair the availability of the Financing at Closing or materially impede the satisfaction of the conditions to obtaining the Financing or (iv) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against the other parties (collectively, each a “Restricted Financing Commitment Amendment”); provided, that, subject to the foregoing, Parent may amend the Financing Commitments without the consent of the Company to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof. Without limiting the foregoing, Parent shall use its reasonable best efforts to (A) maintain in effect the Financing Commitments, (B) satisfy on a timely basis (taking into account the Marketing Period) all conditions to obtaining the Financing that are within its control or subject to its influence, (C) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions contained in the Financing Commitments (taking into account related “market flex” provisions contained in the Debt Commitment Letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth in Section 8.03(b)(ii) below), (D) fully pay (including from the proceeds of the Financing) any and all commitment fees or other fees required to be paid under the Financing Commitments on or prior to the Closing Date, (E) enforce its rights under the Financing Commitments and (F) in the event that all conditions in the Financing Commitments have been satisfied, consummate the Financing on or before the Closing Date. Upon any amendment, supplement or modification of the Financing Commitments in accordance with this Section 8.03, Parent shall provide a copy thereof to the Company and, so long as no such amendment, supplement or modification does not constitute a Restricted Financing Commitment Amendment, the terms “Debt Commitment Letters”, “Equity Commitment Letters” and “Financing Sources” shall mean the Debt Commitment Letters, Equity Commitment Letters and Financing Sources, as so amended, supplemented or modified.

(b)    If funds in the amounts set forth in the Financing Commitments, or any portion thereof, become unavailable on the terms and conditions set forth therein (taking into account related “market flex” provisions contained in the Debt Commitment Letters), Parent shall, as promptly as practicable following the occurrence of such event (i) notify the Company in writing thereof, (ii) use reasonable best efforts to obtain substitute financing (on terms and conditions that are no less favorable (taking into account related “market flex” provisions contained in the Debt Commitment Letters) to Parent and Merger Subsidiary, than the terms and conditions as set forth in the Financing Commitments (taking into account any “market flex” provisions with respect to the Debt Commitment Letters) in an amount, when added to the portion of the Financing Commitments that is still available, that is no less than the Required Financing Amount (the “Substitute Financing”) and (iii) promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and fee letter with respect to such Substitute Financing (in a redacted form removing fee information, economic terms of the “market flex” provisions and other economic provisions that are customarily redacted in connection with merger agreements of this type, but which redacted information does not relate to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or contain any conditions precedent to, the funding of the Substitute Financing) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter and fee letter for such Substitute Financing shall be deemed the “Debt Commitment Letter” for all purposes of this Agreement.

(c)    Parent and Merger Subsidiary shall give the Company prompt notice (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Financing Commitment or definitive document related to the Financing; (ii) of the receipt of any written notice or other written communication from any Debt Financing Sources with respect to any actual or threatened material breach, material default, withdrawal, early termination or repudiation by any Debt Financing Sources of any provisions of the Financing Commitments or any definitive document related to the Financing that would, in any such case, reasonably be expected to adversely affect the timely availability (taking into account the timing of the Marketing Period) or the amount of the Financing Commitments; (iii) of any amendment or modification of, or waiver under, the Financing Commitments or any related fee letters, (iv) of any material dispute or disagreement between or among any parties to the Financing Commitments (other than customary negotiations in the ordinary course between or among any parties to the Financing Commitments with respect to the definitive documentation for the Financing) and (v) if for any reason Parent or Merger Subsidiary believes in good faith that there is a reasonable possibility that it will not be able to timely obtain (taking into account the timing of the Marketing Period) all or any portion of the Financing; provided, that in no event will Parent be under any obligation to disclose any information pursuant to clauses (i) through (v) above that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Substitute Financing obtained in accordance with Section 8.03(b)).

(d)    Nothing contained elsewhere in this Section 8.03 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or agree to pay any interest rate amounts, in either case, in excess of those contemplated by the Financing Commitments (taking into account any “market flex” provisions with respect to the Debt Commitment Letters) or to consummate the Debt Financing prior to the completion of the Marketing Period.

(e)    The Company shall and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors and employees to, and it shall use its reasonable best efforts to direct its and their respective accountants, legal counsel and other Representatives to, at Parent’s sole expense, provide Parent with all cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing contemplated by the Financing Commitments, including the following:

(i)    assisting Parent in preparation for, and participating with Parent in, the marketing efforts for the Debt Financing, including, without limitation, participation in (and causing senior members of management and Representatives of the Company and its Subsidiaries to participate in) a reasonable number of meetings (including customary one-on-one meetings), presentations, conference calls, due diligence sessions (including accounting due diligence sessions) and other sessions with the Debt Financing Sources, prospective lenders and investors and rating agencies in connection with the Financing and providing assistance to Parent in obtaining ratings as contemplated by the Debt Financing;

(ii)    assisting with the preparation of materials for rating agency presentations and bank information memoranda (including (x) the delivery of an additional bank information memorandum that does not include material non-public information with respect to the Company and its Subsidiaries or any of its or their respective securities and (y) execution and delivery of one or more customary authorization and representation letters contemplated by the Debt Commitment Letters or otherwise that are customary for such financing), lender presentations and similar documents required in connection with the marketing and syndication of the Financing; provided, that any such bank information memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s); provided, further, that the Company shall not be required to prepare any projections;

(iii)    as promptly as reasonably practicable (A) furnishing Parent and Merger Subsidiary and the Financing Sources with the Required Financial Information and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent or the Financing Sources to assist in the preparation of any syndication, offering or other similar marketing materials and/or documents related to the Debt Financing or that are necessary for the satisfaction of the obligations and conditions set forth in the Financing Commitments, (B) assisting Parent in the preparation of pro forma financial information and pro forma financial statements by Parent to be included in any syndication, offering or other similar marketing materials and/or documents relating to the Debt Financing; provided, that the Company shall not be required (x) to provide any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (y) to disclose any information that is subject to attorney client or similar privilege if the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege or (z) to produce or prepare any projections and (C) informing Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would likely require the restatement of any financial statements included in the Required Financial Information for such financial statements to comply with GAAP;

(iv)    using reasonable best efforts to obtain any legal opinions reasonably requested by Parent;

(v)    assisting Parent in the preparation, negotiation, execution and delivery of one or more credit or other agreements in connection with the Debt Financing (including providing information necessary for the completion of any schedules thereto), provided, that neither the Company nor any of its Subsidiaries shall be required to enter into any such agreement prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time;

(vi)    assisting Parent in the preparation, negotiation, execution and delivery of other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing (including providing information necessary for the completion of any schedules thereto) and otherwise reasonably facilitating the pledge of collateral (including lien searches, lien releases and instruments of termination or discharge that are reasonably requested by Parent in order to release all Liens over the property and assets of the Company and taking reasonable actions for the purposes of establishing collateral arrangements) and providing of guarantees contemplated by the Debt Commitment Letters (provided, that the Company and its Subsidiaries shall not be required to enter into any such document or instrument prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time);

(vii)    at least four (4) Business Days prior to the Closing Date, providing Parent with all documentation and information regarding the Company and its Subsidiaries that the Debt Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001) to the extent reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date;

(viii)    obtaining customary executed payoff letters, lien terminations and instruments of discharge, and give any other necessary notices within the required time periods (excluding any such notices of prepayment and/or redemption which are irrevocable or which are otherwise not conditioned on the Closing), to allow for the payoff, discharge and termination in full at the Closing of all Indebtedness required by the Debt Commitments Letters to be terminated;

(ix)    cooperating with the Debt Financing Sources’ requests for due diligence;

(x)    taking and/or facilitating all corporate resolutions and other organizational actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing; and

(xi)    executing and delivering customary closing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer or Person performing similar functions of the Company with respect to solvency matters in the form attached to the Debt Commitment Letters (or as attached to, or required by, any Substitute Financing);

provided, that, notwithstanding anything to the contrary contained in this Agreement (including this Section 8.03), nothing in this Agreement (including this Section 8.03) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or Representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability that is not subject to reimbursement or indemnity from Parent, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (3) require the Company or any of its Subsidiaries to take any action that will conflict with or violate any Applicable Law, (4) require the Company or any of its Subsidiaries to enter into any financing or purchase agreement, promissory note, pledge or security agreement, mortgage or any other similar instrument, document or agreement for the Financing prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time, (5) require (x) the Board to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing Commitments are obtained or (y) the boards of directors (or other similarly governing bodies) of the Subsidiaries of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing Commitments are obtained (except to the extent such Subsidiary resolutions are contingent upon the Closing or become effective after giving effect to the Effective Time) or (6) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

(f)    Parent shall promptly, upon request by the Company, advance or reimburse the Company or cause the Company to be advanced or reimbursed for all reasonable and documented out-of-pocket costs and expenses (including those of its accountants, consultants, outside legal counsel, agents and other Representatives) incurred or to be incurred by the Company or any of its Subsidiaries in connection with the actions and cooperation pursuant to this Section 8.03. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 8.03(f)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished in writing by the Company or its Subsidiaries), except to the extent suffered or incurred as a result of the bad faith, gross negligence, or willful misconduct by the Company or its Subsidiaries or, in each case, their respective Affiliates and Representatives. All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Subsidiary and their

Representatives and Affiliates pursuant to this Section 8.03(f) shall be kept confidential in accordance with the Confidentiality Agreement. The obligations in this Section 8.03(f) will survive the termination of this Agreement.

(g)    The Company hereby consents to the use of the logos of the Company and its Subsidiaries by (i) the Parent Group and (ii) the Debt Financing Sources Related Parties, in each case, in connection with the Debt Financing; provided, that the Parent Group and Debt Financing Sources Related Parties shall ensure that such logos are used by the above permitted parties solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

(h)    Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any Substitute Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Substitute Financing, subject to fulfillment or waiver of the conditions set forth in Article 9.

(i)    Provided that the Company has remaining sufficient cash and access to undrawn available lines of credit to insure the Company remains as going concern, the Company shall cooperate with Parent to make available cash on hand of the Company and its Subsidiaries to be used for the funding of the Merger and the other transactions contemplated by this Agreement as of the Effective Time,.

Section 8.04.    Public Announcements. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form agreed to by the parties. Except in connection with actions taken pursuant to Section 6.03, Parent and the Company shall consult with each other before issuing any other press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.05.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the transactions contemplated by this Agreement not to be satisfied;

(b)    any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)    any Legal Proceedings commenced or, to its Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Affiliates (including the Sponsor), as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained;

(b)    no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect, and no Applicable Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in any jurisdiction in which the Company or any of its Subsidiaries engage in business activities that prohibits or makes illegal the consummation of the Merger (provided, however, that prior to invoking this condition the relevant party shall have complied in all material respects with Section 8.01); and

(c)    the Required Governmental Approvals shall have been obtained (or in the case of Required Governmental Approvals that only require notification, such notification shall have been made).

Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of each of the following conditions:

(a)    (i) the representations and warranties of the Company contained in (A) Section 4.01(a), Section 4.02, Section 4.03, Section 4.05 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such date) (which, with respect to the representations and warranties contained in Section 4.05(a), Section 4.05(c) (with respect to the Company) Section 4.05(f) and Section 4.22 will mean that there are no inaccuracies in such representations and warranties that, individually or in the aggregate, would result in the sum of (x) the increase in the aggregate amount of consideration required to be paid to the holders of the shares of Company Stock, Company Stock Options, Company Restricted Stock, Company Purchase Rights and the Pamplona Warrant, (y) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date of this Agreement and (z) the increase in the amounts required to be paid to financial advisors, exceeding $2,000,000 in the aggregate, and (B) Section 4.08(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of such date, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    the Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c)    since the date of this Agreement, there shall not have been a Company Material Adverse Effect; and

(d)    the Company shall have delivered to Parent a certificate signed by the chief executive officer or chief financial officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of each of the following conditions:

(a)    the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    Parent shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)    Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval (provided, that any termination pursuant to Section 10.01(c)(i) or Section 10.01(d)(i) may only occur prior to obtaining the Company Stockholder Approval):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)     the Merger has not been consummated on or before November 18, 2017 (such date, as it may be extended in accordance with the provisos below, the “End Date”); provided, that (A) each of Parent and the Company shall have the right, in its respective sole discretion, to further extend the End Date to a date not beyond February 18, 2018 if the condition set forth in Section 9.01(c) (or, with respect to the matters addressed in such Section, Section 9.01(b)) has not been satisfied or waived on or prior to such date, but all other conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and that would have been satisfied if the Closing were to have occurred on the End Date) by delivering notice of such extension to the other party not less than three (3) Business Days prior to the End Date, and Parent will seek an extension of the Debt Commitment Letters to February 18, 2018 on terms not less favorable to Parent, in any material respect, than those set forth in the Debt Commitment Letters; provided, that, (I) if the Debt Commitment Letters are extended for a period ending earlier than February 18, 2018, the End Date may only be extended for such shorter period of time and (II) if the Debt Commitment Letters are not extended for any period, the End Date will remain November 18, 2017 and (B) neither (I) the right to extend the End Date pursuant to this Section 10.01(b)(i) nor (II) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall be available to any party if the failure of the Merger to have been consummated on or before the End Date was due to the breach of the party seeking to terminate this Agreement; provided, further, that neither Parent nor Merger Subsidiary shall be deemed to be in breach of this Agreement for purposes of this Section 10.01(b)(i) solely as a result of the inability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement on the date the Closing was required to occur pursuant to Section 2.01 due to the proceeds of the Debt Financing not being available in full pursuant to the terms thereof; provided, further, that the foregoing shall not impact Parent’s obligation to pay the Parent Termination Fee, if due, pursuant to Section 11.04(b)(iv));

(ii)    there shall be any permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and such injunction or other order, restraint or prohibition shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) will not be available to a party if the injunction, order, restraint or other prohibition being issued resulted from the breach of any of such party’s representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 9.03(a) or Section 9.03(b); or

(iii)    at the Company Stockholder Meeting (including any subsequent meeting following an adjournment or postponement thereof) at which a vote to adopt the Agreement is taken, the Company Stockholder Approval shall not have been obtained; or

(c)    by Parent, if,

(i)    an Adverse Recommendation Change shall have occurred;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a),or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) thirty (30) days after receipt by the Company of notice from Parent of such breach, but only as long as Company continues to use its reasonable best efforts to cure such breach (the “Company Cure Period”), such termination shall become effective only if the breach is not cured within the Company Cure Period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 9.01 or Section 9.03; or

(d)    by the Company, if:

(i)    the Board authorizes the Company to enter into a written agreement concerning a Superior Proposal and the Company enters into such agreement substantially concurrently with the termination of this Agreement pursuant to this Section 10.01(d)(i), provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if it has not complied in all material respects with Section 6.03;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section

9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by Parent or Merger Subsidiary through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) thirty (30) days after receipt by Parent of notice from the Company of such breach, but only as long as Parent or Merger Subsidiary, as applicable, continues to use its reasonable best efforts to cure such breach (the “Parent Cure Period”), such termination shall become effective only if the breach is not cured within the Parent Cure Period; provided, that, the Parent Cure Period shall not be applicable to any breach or failure to perform by Parent or Merger Subsidiary that gives rise to a termination right under Section 10.01(d)(iii) below; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 9.01 or Section 9.02; or

(iii)    (A) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which would have been satisfied if the Closing were to have occurred on the date of termination), (B) the Company has given written notice on or after the date on which the Closing should have occurred pursuant to Section 2.01 to Parent and Merger Subsidiary that it is prepared, willing and able to consummate the Closing and will consummate the Closing if Parent and Merger Subsidiary do (the “Satisfaction Notice”) and (C) Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01 and fail to consummate the Closing by the close of business on the second Business Day following receipt of the Satisfaction Notice.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any member of the Company Group or the Parent Group) to the other party hereto, except that (a) the Confidentiality Agreement (to the extent set forth therein), the Termination Equity Commitment Letter (to the extent set forth therein) and the provisions of Section 8.03(f) (to the extent provided for therein), this Section 10.02 and Section 11.01, Section 11.04, Section 11.06(b) and (c), Section 11.07, Section 11.08, Section 11.09 and Section 11.13, shall survive any termination hereof pursuant to Section 10.01 and (b) except in circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b), no such termination shall relieve the Company from liability or damages to Parent resulting from any Willful Breach by the Company of any of its representations, warranties, covenants or other agreements set for in this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission, so long as a receipt of such electronic transmission is requested and received, it being understood that the party receiving such electronic transmission shall be obligated to confirm receipt if requested) and shall be given, if to Parent or Merger Subsidiary, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention: Jan Vesely

E-mail: jan.vesely@eqtpartners.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

E-mail: dlieberman@stblaw.com

and

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, TX 77002-3009

Attention: Christopher May

E-mail: cmay@stblaw.com

if to the Company, to:

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, Virginia 22980

Attention: Mary McDermott

E-mail: mcdermottm@lumos.net

with a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Attention:    David M. Carter

 R. Mason Bayler, Jr.

E-mail: david.carter@troutmansanders.com

mason.bayler@troutmansanders.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.    Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.    Amendments and Waivers.

(a)    Subject to Section 11.04(f), Section 11.06(b), Section 11.07, Section 11.08(b) and this Section 11.03(a), of which the Debt Financing Sources Related Parties are express third party beneficiaries and which may not be amended, modified, supplemented or waived in a manner materially adverse to them without the express written consent of the Debt Financing Sources, any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.    Fees and Expenses.

(a)    General. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fees.

(i)    If this Agreement is terminated (A) by Parent pursuant to Section 10.01(c)(i), (B) by Parent pursuant to Section 10.01(c)(ii) that arises out of a Willful Breach of Section 6.03, (C) by the Company pursuant to Section 10.01(d)(i), or (D) by the Company pursuant to Section 10.01(b)(iii) at a time when Parent had the right to terminate the Agreement pursuant to Section 10.01(c)(i), then the Company shall pay to Parent in immediately available funds the Company Termination Fee. The Company

Termination Fee shall be payable in the case of a termination (X) by Parent, within one (1) Business Day of such termination and (Y) by the Company, on the date of, and concurrently with, such termination.

(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (but only if the Company Stockholder Meeting has not been held prior to the End Date) or Section 10.01(b)(iii) (and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived) or by Parent pursuant to Section 10.01(c)(ii), (B) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination in the case of termination under Section 10.01(b)(i) or Section 10.01(c)(ii) or prior to the Company Stockholder Meeting in the case of termination under Section 10.01(b)(iii) and (C) within twelve months following the date of such termination, the Company or its Subsidiaries enter into an agreement providing for an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided, that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee.

(iii)    If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then Parent shall pay to the Company in immediately available funds $32,138,000 (the “Parent Termination Fee”) promptly, but in no event later than one (1) Business Day after the date of such termination.

(iv)    If this Agreement is terminated by Parent pursuant to Section 10.01(b)(i) and the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) but for such termination pursuant to Section 10.01(b)(i), then Parent shall pay to the Company in immediately available funds the Parent Termination Fee promptly, but in no event later than one (1) Business Day after the date of such termination.

(c)    Without limiting or otherwise affecting other remedies that may be available to Parent and Merger Subsidiary (subject to the limitations set forth in Section 10.02), in the event of termination of this Agreement by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within one (1) Business Day) following receipt of an invoice therefor for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, consultants and other representatives (including financing sources) incurred by Parent, Merger Subsidiary or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum of $3,500,000, which amount shall be credited against any Company Termination Fee that becomes subsequently payable to Parent.

(d)    Parent and the Company acknowledge that (i) the fees and other provisions of Section 11.04(b) and Section 11.04(c) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this

Agreement and (iii) any amount payable pursuant to Section 11.04(b) or Section 11.04(c) does not constitute a penalty; accordingly if the Company or Parent, as applicable, fails to promptly pay the amounts due pursuant to Section 11.04(b) (or any portion thereof) or the Company fails to promptly pay the amounts due pursuant to Section 11.04(c), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party hereto for the Company Termination Fee, the Parent Termination Fee or the amounts owed pursuant to Section 11.04(c) (or any portion of any of the foregoing), as applicable, the Company or Parent, as applicable, shall pay to the other party hereto its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made to the date of payment at the prime rate as published in the Wall Street Journal on the date such payment was required to be made.

(e)    Notwithstanding anything to the contrary in this Agreement, in the event the Company fails to effect the Closing in accordance with Section 2.01 or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 11.13, Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with a Willful Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement (but excluding circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b) for which all applicable legal and equitable remedies shall be available to Parent and Merger Subsidiary) against any member of the Company Group in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Article 10 and collect, if due, (i) the Company Termination Fee, and (ii) any interest and other amounts payable pursuant to Section 11.04(d), and upon payment of such amounts in accordance with Section 11.04, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.13, and (A) no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or the transactions contemplated hereby or thereby, (B) neither Parent nor any other member of the Parent Group or any Debt Financing Sources Related Party shall be entitled to bring or maintain any Legal Proceeding against the Company or any member of the Company Group arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent, Merger Subsidiary or another member of the Parent Group or any Debt Financing Sources Related Party against the Company, its Subsidiaries or any member of the Company Group, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, other than in connection with a Willful Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement (but excluding circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b), (x) the amounts Parent and Merger Subsidiary are entitled to collect, if due, are those specified in clauses (i) and (ii) of this Section 11.04(e) are intended to serve as a cap on the maximum aggregate liability of the Company, its Subsidiaries and any member of the Company Group under this Agreement in the event the Company fails to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breaches this Agreement or fails to perform hereunder and under no circumstances shall Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the Company Termination Fee on more than one occasion and (y) under no circumstances shall Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 and any money damages, including all or any portion of the Company Termination Fee.

(f)    Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Subsidiary fail to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breach this Agreement or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 11.13, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any member of the Parent Group or any Debt Financing Sources Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article 10 and collect, if due, (i) the Parent Termination Fee, and (ii) any interest and other amounts payable pursuant to Section 11.04(d) and, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.13, (A) no member of the Parent Group or any Debt Financing Sources Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other member of the Company Group shall be entitled to bring or maintain any Legal Proceeding against Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another member of the Company Group against Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, as specified in clauses (i) and (ii) of this Section 11.04(f) are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Subsidiary and any member of the Parent Group under this Agreement in the event Parent and Merger Subsidiary fail to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts including the Parent Termination Fee, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything herein to the contrary, unless and until the Closing has occurred, the Company hereby waives any and all rights and claims against any Debt Financing Sources Related Parties in connection with this Agreement or the Financing Commitments, whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing waiver and release shall not apply to any rights, claims or causes of action that the Company or any of its affiliates or other equity holders may have against the Debt Financing Sources Related Parties (a) in their capacity as an agent, lender, swingline lender or issuing bank under the Company Credit Agreement, or (b) for breach of any nondisclosure agreement that any Debt Financing Sources Related Party may have entered into with the Company or its affiliates. The Debt Financing Sources Related Parties are express third party beneficiaries of the provisions of this Section 11.04(f), may enforce this Section 11.04(f) directly, and this Section 11.04(f) may not be amended, modified or supplemented in a manner materially adverse to them by the parties hereto without the prior express written consent of the Debt Financing Sources.

Section 11.05.    Disclosure Letters. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06.    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.02 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Stock Options and Company Restricted Stock to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement and (iv) the provisions of Section 11.04(e) and Section 11.04(f) shall inure to the benefit of, and shall be enforceable by, members of the Company Group and Parent Group, as the case may be.

(b)    Notwithstanding Section 11.06(a), (i) the Debt Financing Sources Related Parties are beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement that are for the benefit of Parent, including, without limitation, those set forth in Section 11.04(f) and (ii) the Debt Financing Sources Related Parties are express third party beneficiaries of the provisions of Section 11.03(a), Section 11.04(f), Section 11.07, Section 11.08(b) and this Section 11.06(b) and may enforce such Sections directly, and such Sections may not be amended, modified or supplemented by the parties hereto in a manner materially adverse to them without the express written consent of the Debt Financing Sources.

(c)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

(d)    The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 11.07.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the Debt Financing and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to the Debt Financing, or the negotiation, execution or performance of any documentation (including the Debt Commitment Letters) in connection therewith shall be governed by and construed in accordance with the laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letters or in any definitive document related to such financing).

Section 11.08.    Jurisdiction.

(a)    The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any member of the Company Group, the Parent Group or any Debt Financing Sources Related Party, or against any member of the Company Group, the Parent Group or any Debt Financing Sources Related Party) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)    Notwithstanding Section 11.08(a), each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing and the transactions contemplated by the Debt Commitment Letters, any related fee letter and engagement letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court, and (iii) to waive any right to trial by jury in respect of any such dispute, claim or controversy of any kind or description. The Debt Financing Sources and their respective Affiliates are express third party beneficiaries of the provisions of this Section 11.08(b), may enforce this Section 11.08(b) directly, and this Section 11.08(b) may not be amended, modified or supplemented by the parties hereto without the prior express written consent of the Debt Financing Sources.

(c)    EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATE CORPORATION SERVICE COMPANY, WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, NEW CASTLE COUNTY, DELAWARE, (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED, THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF THE DEBT FINANCING).

Section 11.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.    Entire Agreement. This Agreement, the Termination Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend for the remedies and limitations thereon contained in Section 11.04 and Section 11.13 to be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

Section 11.13.    Specific Performance.

(a)    Subject to the provisions set forth in Section 11.13(b), the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Merger were not consummated and the Company’s stockholders and holders of Company Stock Options and Company Restricted Stock did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligations under Section 8.03 and the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ the holders of Company Stock Options’ and the holders of the Company Restricted Stock’s right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

(b)    Notwithstanding Section 11.13(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Subsidiary’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and to cause Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by this Agreement to occur at the Closing, including by demanding Parent to fully enforce the Sponsor’s obligations under the Equity Commitment Letter and Parent’s rights thereunder, if, and only if, (i) all of the conditions in Section 9.01 and Section 9.02 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions shall be capable of being satisfied upon the Closing Date) have been satisfied by, and remain satisfied on, the date the Closing is required to have occurred and no event shall have occurred nor shall any condition exist that would cause any of the conditions in Section 9.01 and Section 9.02 to fail to be satisfied, (ii) Parent and Merger Subsidiary fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.01, (iii) the Debt Financing provided for by the Debt Commitment Letters has been funded or the Debt Financing Sources have confirmed that the Debt Financing will be funded at the Closing, if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the Closing to occur if specific performance is granted and that if the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c)    Each of the parties agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, subject to the limitation in Section 11.13(b), including objections on the basis that (i) either party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 11.13 shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee pursuant to Section 11.04(b). The parties hereto further agree that nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article 10 (and/or receipt of any amounts due pursuant to Section 11.04(b)), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10. For the avoidance of doubt, it is understood and agreed that while the parties may pursue both a grant of specific performance to the extent permitted by this Section 11.13 and the payment of the Company Termination Fee or Parent Termination Fee under no circumstances shall a party be permitted or entitled to receive both (A) a grant of specific performance to require a party to consummate the Closing and (B) payment of the Company Termination Fee or Parent Termination Fee.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LUMOS NETWORKS CORP.

By:	/s/ Timothy G. Biltz
	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer

MTN INFRASTRUCTURE TOPCO, INC.

By:	/s/ Jan Vesely
	Name:	Jan Vesely
	Title:	President

MTN INFRASTRUCTURE BIDCO, INC.

By:	/s/ Jan Vesely
	Name:	Jan Vesely
	Title:	President